FORM 8-K SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	August 10, 2004
INTERNATIONAL SPEEDWAY CORPORATION (Exact name of registrant as specified in its charter)

FLORIDA	O-2384	59-0709342
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1801 WEST INTERNATIONAL SPEEDWAY BOULEVARD, DAYTONA BEACH, FLORIDA	32114
(Address of principal executive offices)	(Zip code)
Registrant's telephone number, including area code:	(386) 254-2700
No Change (Former name or address, if changed since last report)

Item 7. Financial Statements and Exhibits.

Documents filed as a part of this report:
Restated Consolidated Financial Statements listed below:
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets
- November 30, 2002 and 2003
Consolidated Statements of Operations
- Years ended November 30, 2001, 2002, and 2003
Consolidated Statements of Shareholders' Equity
- Years ended November 30, 2001, 2002, and 2003
Consolidated Statements of Cash Flows
- Years ended November 30, 2001, 2002, and 2003
Notes to Consolidated Financial Statements Schedule II - Valuation and Qualifying Accounts

Consolidated Balance Sheets
- November 30, 2003 and February 29, 2004 (unaudited)
Consolidated Statements of Operations (unaudited)
- Three Months ended February 28, 2003 and February 29, 2004
Consolidated Statement of Shareholders' Equity (unaudited)
- Three Months ended February 29, 2004
Consolidated Statements of Cash Flows (unaudited)
- Three Months ended February 28, 2003 and February 29, 2004
Notes to Consolidated Financial Statements (unaudited)

            :

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

International Speedway Corporation

We have audited the accompanying consolidated balance sheets of International Speedway Corporation and subsidiaries as of November 30, 2002 and 2003, and the related consolidated statements of operations, shareholders' equity and cash flows (restated) for each of the three years in the period ended November 30, 2003. Our audits also included the financial statement schedule listed in the index. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of International Speedway Corporation and subsidiaries at November 30, 2002 and 2003, and the consolidated results of their operations and their cash flows (restated) for each of the three years in the period ended November 30, 2003, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142 in 2002.

/s/ Ernst & Young LLP

Jacksonville, Florida
January 15, 2004, except for Note 19, as to which the date is August 9, 2004

INTERNATIONAL SPEEDWAY CORPORATION
Consolidated Balance Sheets
	November 30,
	2002	2003
	(In Thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$109,263	$223,973
Short-term investments	200	201
Receivables, less allowance of $1,500 in 2002 and 2003	30,557	37,996
Inventories	4,799	5,496
Prepaid expenses and other current assets	3,784	4,078

Total Current Assets	148,603	271,744

Property and Equipment, net	859,096	884,623
Other Assets:
Equity investments	31,152	33,706
Goodwill	92,542	92,542
Other	24,578	21,177

	148,272	147,425

Total Assets	$1,155,971	$1,303,792

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$5,775	$232,963
Accounts payable	17,506	15,739
Deferred income	98,315	106,998
Income taxes payable	3,939	6,877
Other current liabilities	10,968	13,928

Total Current Liabilities	136,503	376,505

Long-Term Debt	309,606	75,168
Deferred Income Taxes	74,943	113,414
Long-Term Deferred Income	11,709	11,894
Other Long-Term Liabilities	885	346
Commitments and Contingencies	-	-
Shareholders' Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized;
25,319,221 and 28,359,173 issued and outstanding in 2002 and 2003, respectively	253	283
Class B Common Stock, $.01 par value, 40,000,000 shares authorized;
27,867,456 and 24,858,610 issued and outstanding in 2002 and 2003, respectively	279	249
Additional paid-in capital	693,463	694,719
Retained (deficit) earnings	(67,641)	34,602
Accumulated other comprehensive loss	(874)	(333)

	625,480	729,520
Less unearned compensation-restricted stock	3,155	3,055

Total Shareholders' Equity	622,325	726,465

Total Liabilities and Shareholders' Equity	$1,155,971	$1,303,792

See accompanying notes

INTERNATIONAL SPEEDWAY CORPORATION
Consolidated Statements of Operations

	Year Ended November 30,
	2001	2002	2003

	(In Thousands, Except Per Share Amounts)
REVENUES:
Admissions, net	$207,898	$207,080	$204,831
Motorsports related income	224,336	243,603	267,063
Food, beverage and merchandise income	69,863	69,791	74,087
Other income	5,218	7,283	6,089

	507,315	527,757	552,070
EXPENSES:
Direct expenses:
Prize and point fund monies and NASCAR sanction fees	79,973	88,486	97,938
Motorsports related expenses	96,137	97,030	100,147
Food, beverage and merchandise expenses	37,897	37,749	41,250
General and administrative expenses	77,534	77,948	83,584
Depreciation and amortization	50,679	39,157	42,135
Homestead-Miami Speedway track reconfiguration	-	-	2,829

	342,220	340,370	367,883

Operating income	165,095	187,387	184,187
Interest income	3,419	1,189	1,791
Interest expense	(26,505)	(24,277)	(23,179)
Equity in net income from equity investments	2,935	1,907	2,553
Minority interest	992	-	-

Income from continuing operations before income taxes	145,936	166,206	165,352
Income taxes	60,603	64,224	64,940

Income from continuing operations before cumulative effect of accounting change	85,333	101,982	100,412
Income (loss) from discontinued operations, net of tax	2,300	(59,732)	5,036
Cumulative effect of accounting change company operations	-	(449,806)	-
Cumulative effect of accounting change equity investment	-	(3,422)	-

Net income (loss)	$87,633	$(410,978)	$105,448

See accompanying notes

INTERNATIONAL SPEEDWAY CORPORATION
Consolidated Statements of Operations (continued)

Year Ended November 30,
2001	2002	2003

(In Thousands, Except Per Share Amounts)
Basic earnings per share:
Income from continuing operations before cumulative effect of accounting
change	$1.61	$1.92	$1.89
Income (loss) from discontinued operations	0.04	(1.13)	0.10
Cumulative effect of accounting change	-	(8.54)	-

Net income (loss)	$1.65	$(7.75)	$1.99

Diluted earnings per share:
Income from continuing operations before cumulative effect of accounting
change	$1.61	$1.92	$1.89
Income (loss) from discontinued operations	0.04	(1.12)	0.09
Cumulative effect of accounting change	-	(8.54)	-

Net income (loss)	$1.65	$(7.74)	$1.98

Dividends per share	$0.06	$0.06	$0.06

Basic weighted average shares outstanding	52,996,660	53,036,552	53,057,077

Diluted weighted average shares outstanding	53,076,828	53,101,535	53,133,282

See accompanying notes

INTERNATIONAL SPEEDWAY CORPORATION
Consolidated Statements of Changes in Shareholders' Equity
	Class A Common Stock $.01 Par Value	Class B Common Stock $.01 Par Value	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Unearned Compensation- Restricted Stock	Total Shareholders' Equity

	(In Thousands)
Balance at November 30, 2000	$237	$294	$690,114	$262,846	$-	$(2,620)	$950,871
Comprehensive income
Net income	-	-	-	87,633	-	-	87,633
Cumulative effect of change in
accounting for interest
rate swap	-	-	-	-	472	-	472
Interest rate swap	-	-	-	-	(1,433)	-	(1,433)

Total comprehensive income							86,672
Cash dividends ($.06 per share)	-	-	-	(3,190)	-	-	(3,190)
Restricted stock grant	1	-	1,789	-	-	(1,790)	-
Reacquisition of previously issued
common stock	-	-	(520)	(445)	-	-	(965)
Conversion of Class B Common Stock
to Class A Common Stock	7	(7)	-	-	-	-	-
Forfeiture of restricted shares	-	-	(178)	-	-	128	(50)
Income tax benefit related to restricted
stock plan	-	-	465	-	-	-	465
Amortization of unearned compensation	-	-	-	-	-	1,619	1,619

Balance at November 30, 2001	245	287	691,670	346,844	(961)	(2,663)	1,035,422
Comprehensive loss
Net loss	-	-	-	(410,978)	-	-	(410,978)
Interest rate swap	-	-	-	-	87	-	87

Total comprehensive loss							(410,891)
Cash dividends ($.06 per share)	-	-	-	(3,191)	-	-	(3,191)
Restricted stock grant	-	-	1,977	-	-	(1,977)	-
Reacquisition of previously issued
common stock	-	-	(515)	(316)	-	-	(831)
Conversion of Class B Common Stock
to Class A Common Stock	8	(8)	-	-	-	-	-
Income tax benefit related to restricted
stock plan	-	-	331	-	-	-	331
Amortization of unearned compensation	-	-	-	-	-	1,485	1,485

Balance at November 30, 2002	253	279	693,463	(67,641)	(874)	(3,155)	622,325
Comprehensive income
Net income	-	-	-	105,448	-	-	105,448
Interest rate swap	-	-	-	-	541	-	541

Total comprehensive income							105,989
Cash dividends ($.06 per share)	-	-	-	(3,193)	-	-	(3,193)
Restricted stock grant	-	-	1,595	-	-	(1,595)	-
Reacquisition of previously issued
common stock	-	-	(340)	(12)	-	-	(352)
Conversion of Class B Common Stock
to Class A Common Stock	30	(30)	-	-	-	-	-
Income tax benefit related to restricted
stock plan	-	-	1	-	-	-	1
Amortization of unearned compensation	-	-	-	-	-	1,695	1,695

Balance at November 30, 2003	$283	$249	$694,719	$34,602	$(333)	$(3,055)	$726,465

See accompanying notes

INTERNATIONAL SPEEDWAY CORPORATION
Consolidated Statements of Cash Flows

	Year Ended November 30,
	2001	2002	2003

	(In Thousands)
OPERATING ACTIVITIES
Net income (loss)	$87,633	$(410,978)	$105,448
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Cumulative effect of accounting change	-	517,249	-
Depreciation and amortization	54,544	41,154	44,171
Deferred income taxes	27,177	29,461	38,471
Homestead-Miami Speedway track reconfiguration	-	-	2,829
Amortization of unearned compensation	1,619	1,485	1,695
Amortization of financing costs	1,566	1,332	294
Undistributed income from equity investments	(2,935)	(1,907)	(2,553)
Minority interest	(992)	-	-
Other, net	722	(1,634)	(37)
Changes in operating assets and liabilities
Receivables, net	(3,226)	(5,415)	(7,439)
Inventories, prepaid expenses and other current assets	3,394	2,209	(990)
Accounts payable and other current liabilities	1,815	2,873	1,040
Income taxes payable	-	4,544	2,939
Deferred income	(10,631)	(1,759)	8,868

Net cash provided by operating activities	160,686	178,614	194,736

INVESTING ACTIVITIES
Capital expenditures	(98,379)	(53,521)	(72,587)
Proceeds from affiliate	-	4,045	4,075
Proceeds from short-term investments	400	400	400
Purchases of short-term investments	(400)	(400)	(400)
Proceeds from asset disposals	722	3,836	178
Proceeds from STAR bonds	-	5,589	-
Proceeds from restricted investments	33,930	1,263	-
Acquisition, net of cash acquired	(3,878)	-	-
Equity investments	(1,202)	-	-
Advances to affiliate	(1,500)	-	-
Other, net	(1,647)	(1,533)	(1,552)

Net cash used in investing activities	(71,954)	(40,321)	(69,886)

FINANCING ACTIVITIES
Payment of long-term debt	(5,165)	(9,225)	(5,775)
Cash dividends paid	(3,190)	(3,191)	(3,193)
Reacquisition of previously issued common stock	(965)	(831)	(352)
Deferred financing fees	-	-	(820)
Payments under credit facilities	(71,000)	(90,000)	-
Proceeds under credit facilities	12,000	-	-
Proceeds from interest rate swap	-	3,213	-

Net cash used in financing activities	(68,320)	(100,034)	(10,140)

Net increase in cash and cash equivalents	20,412	38,259	114,710
Cash and cash equivalents at beginning of period	50,592	71,004	109,263

Cash and cash equivalents at end of period	$71,004	$109,263	$223,973

See accompanying notes

INTERNATIONAL SPEEDWAY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOVEMBER 30, 2003

NOTE 1 - DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS: International Speedway Corporation, including its wholly‑owned subsidiaries (collectively the "Company"), is a leading promoter of motorsports entertainment activities in the United States. As of November 30, 2003, the Company owned and/or operated twelve of the nations major motorsports facilities as follows:

Track Name	Location	Track Length

Daytona International Speedway	Daytona Beach, Florida	2.5 Miles
Talladega Superspeedway	Talladega, Alabama	2.6 Miles
Michigan International Speedway	Brooklyn, Michigan	2.0 Miles
Richmond International Raceway	Richmond, Virginia	0.8 Miles
California Speedway	Fontana, California	2.0 Miles
Kansas Speedway	Kansas City, Kansas	1.5 Miles
Phoenix International Raceway	Phoenix, Arizona	1.0 Mile
Homestead-Miami Speedway	Homestead, Florida	1.5 Miles
North Carolina Speedway	Rockingham, North Carolina	1.0 Mile
Darlington Raceway	Darlington, South Carolina	1.3 Miles
Watkins Glen International	Watkins Glen, New York	3.4 Miles
Nazareth Speedway	Nazareth, Pennsylvania	1.0 Mile

In addition, Raceway Associates, LLC (Raceway Associates), in which the Company holds a 37.5% indirect equity interest, owns and operates Chicagoland Speedway and Route 66 Raceway, two nationally recognized major motorsports facilities in Joliet, Illinois.

In fiscal 2003, these motorsports facilities promoted well over 100 stock car, open wheel, sports car, truck, motorcycle and other racing events, including 20 National Association for Stock Car Auto Racing (NASCAR) Winston Cup Series events, 16 NASCAR Busch Series events, eight NASCAR Craftsman Truck Series events, eight Indy Racing League (IRL) IndyCar Series events, two National Hot Rod Association (NHRA) National events, the premier sports car event in the United States (the Rolex 24 at Daytona sanctioned by the Grand American Road Racing Association (Grand American) and a number of prestigious motorcycle events.

The Companys business consists principally of racing events at these major motorsports facilities, which, in total, currently have more than one million grandstand seats. The Company also conducts, either through operations of the particular facility or through certain wholly-owned subsidiaries operating under the name Americrown, souvenir merchandising operations, food and beverage concession operations and catering services to customers both in suites and chalets at all of the Companys motorsports facilities. Americrown also produces and markets motorsports-related merchandise such as apparel, souvenirs and collectibles to retail customers, through internet and catalog sales and directly to dealers.

MRN Radio, the Company's proprietary radio network, produces and syndicates to radio stations the NASCAR Winston Cup, NASCAR Busch and NASCAR Craftsman Truck series races and certain other races promoted by the Company, as well as some races promoted by others. In addition, MRN Radio provides production services for Winston Cup Vision, the trackside large screen video display units, at all NASCAR Winston Cup Series races except at Indianapolis Motor Speedway, which is a track not owned by the Company. MRN Radio also produces and syndicates daily and weekly NASCAR racing-themed programs.

The Company owns and operates DAYTONA USA - The Ultimate Motorsports Attraction, a motorsports-themed entertainment complex and the Official Attraction of NASCAR that includes interactive media, theaters, historical memorabilia and exhibits, tours, as well as riding and driving experiences of Daytona International Speedway.

SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the accounts of International Speedway Corporation and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, bank demand deposit accounts and repurchase agreements. Cash and cash equivalents exclude certificates of deposit regardless of original maturity.

The Company maintained its cash primarily with two financial institutions at November 30, 2003. The Company believes that it is not exposed to any significant credit risk on its cash balances due to the strength of the financial institutions.

RECEIVABLES: Receivables are stated at their estimated collectible amounts. The allowance for doubtful accounts is estimated based on historical experience of write offs and future expectations of conditions that might impact the collectibility of accounts.

INVENTORIES: Inventories of items for resale are stated at the lower of cost, determined on the first‑in, first‑out basis, or market.

PROPERTY AND EQUIPMENT: Property and equipment, including improvements to existing facilities, are stated at cost. Depreciation is provided for financial reporting purposes using the straight‑line method over the estimated useful lives as follows:

Buildings, grandstands and tracks 5‑34 years

Furniture and equipment 3‑20 years

The carrying values of property and equipment are evaluated for impairment based upon expected future undiscounted cash flows. If events or circumstances indicate that the carrying value of an asset may not be recoverable, an impairment loss would be recognized equal to the difference between the carrying value of the asset and its fair value.

EQUITY INVESTMENTS: Equity investments are accounted for using the equity method of accounting. The Company's equity in the net income from equity investments is recorded as income with a corresponding increase in the investment. Dividends received reduce the investment. The Company recognizes the effects of transactions involving the sale or distribution by an equity investee of its common stock as capital transactions.

Equity investments consist of the Company's interest in Motorsports Alliance, LLC (Motorsports Alliance) (owned 50% by the Company and 50% by Indianapolis Motor Speedway Corp.), which owns a 75% interest in Raceway Associates. Raceway Associates owns and operates Chicagoland Speedway and Route 66 Raceway.

The Companys share of undistributed equity in the earnings from equity investments included in retained earnings at November 30, 2002 and 2003 was approximately $40,000 and $2.6 million, respectively.

GOODWILL AND INTANGIBLE ASSETS: On December 1, 2001, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142 the Companys goodwill and other intangible assets are evaluated annually, in its fiscal fourth quarter, based upon expected future discounted cash flows at the reporting unit level. Prior to the adoption of SFAS No. 142, goodwill was amortized by the straight‑line method over 40 years.

DEFERRED FINANCING FEES: Deferred financing fees are amortized over the term of the related debt and are included in other non-current assets.

DERIVATIVE FINANCIAL INSTRUMENTS: From time to time the Company uses interest rate swap agreements to minimize the impact of interest rate fluctuations on certain long-term borrowings with fixed and floating interest rates. The differential paid or received on interest rate swap agreements is recognized as an adjustment to interest expense.

INCOME TAXES: Income taxes have been provided using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

REVENUE RECOGNITION/DEFERRED INCOME: Admission income and all race‑related revenue is earned upon completion of an event and is stated net of admission and sales taxes collected. Advance ticket sales and all race‑related revenue on future events are deferred until earned. Revenues from the sale of merchandise to retail customers, internet and catalog sales, and direct sales to dealers are recognized at the time of the sale.

Kansas Speedway Corporation ("KSC") offers Founding Fan Preferred Access Speedway Seating ("PASS") agreements, which give purchasers the exclusive right and obligation to purchase KSC season-ticket packages for certain sanctioned racing events annually for thirty years under specified terms and conditions. Among the conditions, licensees are required to purchase all season-ticket packages when and as offered each year. Founding Fan PASS agreements automatically terminate without refund should owners not purchase any offered season tickets.

Net fees received under PASS agreements are deferred and are amortized into income over 30 years, the term of the agreements. Long-term deferred income under the PASS agreements total approximately $11.5 million and $11.1 million at November 30, 2002 and 2003, respectively.

ADVERTISING EXPENSE: Advertising costs are expensed as incurred or, as in the case of race‑related advertising, upon the completion of the event. Race-related advertising included in prepaid expenses and other current assets at November 30, 2002 and 2003 was approximately $360,000 and $419,000, respectively. Advertising expense was approximately $10.7 million, $10.8 million and $11.2 million for the years ended November 30, 2001, 2002 and 2003, respectively.

LOSS CONTINGENCIES: Legal and other costs incurred in conjunction with loss contingencies are expensed as incurred.

STOCK-BASED COMPENSATION: The Company has a long-term incentive stock plan, which is described more fully in Note 14. The Company accounts for its long-term incentive stock plan under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The Company recognizes stock-based employee compensation cost on its restricted shares awarded over their vesting periods in an amount equal to the fair market value of these shares on the date of award. No stock-based employee compensation cost is reflected in net income (loss) relating to stock options as all options granted under the plan have an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net income (loss) and earnings (loss) per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock based employee compensation for the years ended November 30 (in thousands, except per share amounts):

	2001	2002	2003

Net income (loss), as reported	$ 87,633	$ (410,978)	$ 105,448
Add: Stock-based employee compensation
expense included in reported net income
(loss), net of related tax effects	996	912	1,034
Deduct: Total stock-based employee
compensation expense determined under
fair value based method for all awards, net
of related tax effects	(1,157)	(1,133)	(1,256)

Pro forma net income (loss)	$ 87,472	$ (411,199)	$ 105,226

Earnings (loss) per share:
Basic - as reported	$ 1.65	$ (7.75)	$ 1.99

Basic pro forma	$ 1.65	$ (7.75)	$ 1.98

Diluted - as reported	$ 1.65	$ (7.74)	$ 1.98

Diluted pro forma	$ 1.65	$ (7.74)	$ 1.98

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS: In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. The Companys adoption of SFAS No. 143 in fiscal 2003 did not have a material impact on its financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets. Consistent with prior guidance SFAS No. 144 continues to require a three-step approach for recognizing and measuring the impairment of assets to be held and used. Assets to be sold must be stated at the lower of the assets carrying amount or fair value, and depreciation is no longer recognized. The Companys adoption of SFAS No. 144 in fiscal 2003 did not have a material impact on its financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002. With the rescission of SFAS No. 4, gains and losses from the extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30. Applying the provisions of APB Opinion No. 30 will distinguish transactions that are part of an entitys recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. This amendment is consistent with the FASBs goal of requiring similar accounting treatment for transactions that have similar economic effects. SFAS No. 145 also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances they may change accounting practice. The Companys adoption of SFAS No. 145 in fiscal 2003 did not have a material impact on its financial position or results of operations.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 replaces current accounting literature and requires the recognition of costs associated with exit or disposal activities when they are incurred, rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Companys adoption of SFAS No. 146 in fiscal 2003 did not have a material impact on its financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45, Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee entered into or modified after December 31, 2002, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company has applied the disclosure provisions of this interpretation in these consolidated financial statements and the accompanying notes. The Companys adoption of this interpretation in fiscal 2003 did not have a material impact on its financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure an amendment of FASB Statement No. 123. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has applied the disclosure provisions in SFAS No. 148 in these consolidated financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities. This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, addresses consolidation by business enterprises of variable interest entities. Under current practice, two enterprises generally have been included in consolidated financial statements because one enterprise controls the other through voting interests. This interpretation defines the concept of variable interests and requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse the risks among the parties involved. This interpretation applies to interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003 and for all other types of entities in financial statements for periods ending after March 15, 2004. If it is reasonably possible that an enterprise will initially consolidate or disclose information about a variable interest entity when this interpretation becomes effective, the enterprise shall disclose information about those entities in all financial statements issued after December 31, 2003. The Company is currently evaluating the impact, if any, of the adoption of this interpretation on its financial position and results of operations.

In April 2003, the FASB amended and clarified financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, through the issuance of SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Companys adoption of SFAS No. 149 in fiscal 2003 did not have a material impact on its financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. SFAS No. 150 requires that those instruments be classified as liabilities in statements of financial position. The Companys adoption of SFAS No. 150 in fiscal 2003 did not have a material impact on its financial position or results of operations.

COMPARABILITY: For comparability, certain 2001 and 2002 amounts have been reclassified where appropriate to conform with the presentation adopted in 2003.

NOTE 2 - ACCOUNTING CHANGE

The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, in the first quarter of 2002. Based on an independent appraisal firms valuation of the reporting unit level fair value using discounted cash flows, which reflect changes in certain assumptions after the date of the acquisitions, and the identification of qualifying intangibles, the Company recorded a non-cash after tax charge of approximately $449.8 million as a cumulative effect of accounting change for the write-off of goodwill attributable to its continuing operations in the first quarter of 2002.

Raceway Associates which owns and operates Chicagoland Speedway and Route 66 Raceway and in which the Company holds a 37.5% indirect equity interest, also adopted SFAS No. 142 in the first quarter of 2002. During the second quarter of fiscal 2002, Raceway Associates completed the valuation of its Route 66 Raceway reporting unit using discounted cash flows, which reflect changes in certain assumptions since the date of Raceway Associates formation, that indicated impairment of the goodwill associated with Route 66 Raceway. The Companys proportionate share of Raceway Associates cumulative effect of accounting change related to the write-off of goodwill totaled approximately $3.4 million after-tax. In accordance with SFAS No. 3 Reporting Accounting Changes in Interim Financial Statements the Company recognized this impairment in the first quarter of 2002.

A reconciliation of net income (loss) and earnings (loss) per share, adjusted to exclude amortization expense, net of tax, for the period prior to adoption and the cumulative effect of accounting change recognized in the period of adoption, for the years ended November 30, is as follows (in thousands, except per share amounts):

	2001	2002	2003

Net income (loss)	$87,633	$(410,978)	$105,448
Amortization from continuing operations, net of tax	14,985	-	-
Discontinued operations amortization, net of tax	987	-	-
Cumulative effect of accounting change	-	453,228	-
Discontinued operations cumulative effect of accounting
change	-	64,021	-

Adjusted net income	$103,605	$106,271	$105,448

Basic:
Net income (loss) per share	$1.65	$(7.75)	$1.99
Amortization from continuing operations	0.28	-	-
Discontinued operations amortization	0.02	-	-
Cumulative effect of accounting change	-	8.54	-
Discontinued operations cumulative effect of accounting
change	-	1.21	-

Adjusted net income per share	$1.95	$2.00	$1.99

Diluted:
Net income (loss) per share	$1.65	$(7.74)	$1.98
Amortization from continuing operations	0.28	-	-
Discontinued operations amortization	0.02	-	-
Cumulative effect of accounting change	-	8.54	-
Discontinued operations cumulative effect of accounting
change	-	1.20	-

Adjusted net income per share	$1.95	$2.00	$1.98

NOTE 3 - EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share for the years ended November 30, (in thousands, except per share amounts):

	2001	2002	2003

Basic and diluted earnings (loss) per share numerator:
Income from continuing operations before cumulative
effect of accounting change	$85,333	$101,982	$100,412
Income (loss) from discontinued operations, net of tax	2,300	(59,732)	5,036
Cumulative effect of accounting change	-	(453,228)	-

Net income (loss)	$87,633	$(410,978)	$105,448

Basic earnings per share denominator:
Weighted average shares outstanding	52,996,660	53,036,552	53,057,077

Basic earnings per share:
Income from continuing operations before cumulative
effect of accounting change	$1.61	$1.92	$1.89
Income (loss) from discontinued operations	0.04	(1.13)	0.10
Cumulative effect of accounting change	-	(8.54)	-

Net income (loss)	$1.65	$(7.75)	$1.99

Diluted earnings per share denominator:
Weighted average shares outstanding	52,996,660	53,036,552	53,057,077
Common stock options	116	1,763	1,650
Contingently issuable shares	80,052	63,220	74,555

Diluted weighted average shares outstanding	53,076,828	53,101,535	53,133,282

Diluted earnings per share:
Income from continuing operations before cumulative
effect of accounting change	$1.61	$1.92	$1.89
Income (loss) from discontinued operations	0.04	(1.12)	0.09
Cumulative effect of accounting change	-	(8.54)	-

Net income (loss)	$1.65	$(7.74)	$1.98

During the years ended November 30, 2001, 2002 and 2003 there were approximately 18,160, 36,534 and 52,082 shares, respectively, that could potentially dilute future earnings per share that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of November 30 (in thousands):

	2002	2003

Land and leasehold improvements	$ 210,825	$ 230,773
Buildings, grandstands and tracks	731,415	766,353
Furniture and equipment	90,731	103,120
Construction in progress	18,558	20,049

	1,051,529	1,120,295
Less accumulated depreciation	192,433	235,672

	$ 859,096	$ 884,623

Depreciation expense from continuing operations was approximately $34.1 million, $39.1 million and $42.1 million for the years ended November 30, 2001, 2002 and 2003, respectively.

NOTE 5 - GOODWILL AND INTANGIBLE ASSETS

The gross carrying value and accumulated amortization of the major classes of intangible assets relating to the Motorsports Events segment as of November 30 are as follows (in thousands):

2002
	Gross Carrying Amount	Accumulated Amortization

Amortized intangible assets:
Food, beverage and merchandise contracts	$ 35	$ 8

Total amortized intangible assets	$ 35	$ 8

Non-amortized intangible assets:
Water rights	$ 535
Liquor licenses	153

Total non-amortized intangible assets	$ 688

2003
	Gross Carrying Amount	Accumulated Amortization

Amortized intangible assets:
Food, beverage and merchandise contracts	$ 276	$ 44

Total amortized intangible assets	$ 276	$ 44

Non-amortized intangible assets:
Water rights	$ 535
Liquor licenses	266

Total non-amortized intangible assets	$ 801

The following table presents current and expected amortization expense of the existing intangible assets as of November 30, for each of the following periods (in thousands):

Aggregate amortization expense:
For the year ended November 30, 2003	$ 36
Estimated amortization expense for
the year ending November 30:
2004	45
2005	44
2006	38
2007	38
2008	38

There were no changes in the carrying amount of goodwill for the year ended November 30, 2003.

NOTE 6 - ACQUISITIONS

On October 1, 2001, the Company acquired the remaining 10% interest it did not already own in Homestead-Miami Speedway (Miami) for $3.9 million. As predetermined in the July 1997 Purchase Agreement when the Company acquired its initial 40% interest in Miami, the purchase price was based on 10% of the negotiated facility valuation as of July 1997, plus interest. The acquisition was accounted for under the purchase method of accounting.

NOTE 7 - LONG-TERM DEBT

Long-term debt consists of the following as of November 30 (in thousands):

	2002	2003

Senior Notes, including premiums of $2,626 and $1,226,
respectively	$ 227,626	$ 226,226
Senior Notes, interest rate swap	-	(153)
TIF bond debt service funding commitment, net of discount
of $1,405 and $1,327, respectively	68,755	68,558
Term Loan	19,000	13,500

	315,381	308,131
Less: current portion	5,775	232,963

	$ 309,606	$ 75,168

Schedule of Payments
For the year ending November 30:
2004	$ 231,890
2005	7,505
2006	635
2007	770
2008	915
Thereafter	66,670

308,385
Net discount	(101)
Senior Notes, interest rate swap	(153)

Total	$ 308,131

The Companys $225 million principal amount of unsecured senior notes ("Senior Notes") bear interest at 7.875% and rank equally with all of the Company's other senior unsecured and unsubordinated indebtedness. The Senior Notes require semi-annual interest payments through maturity on October 15, 2004. The Senior Notes may be redeemed in whole or in part, at the option of the Company, at any time or from time to time at a redemption price as defined in the indenture. The Company's subsidiaries are guarantors of the Senior Notes. The Senior Notes also contain various restrictive covenants. In November 2003, the Company entered into an interest rate swap agreement to manage interest rate risk exposure on $150 million of the $225 million principal amount of Senior Notes. Under this agreement, the Company received fixed rate amounts in exchange for floating rate interest payments without an exchange of the underlying principal amount. The interest rate swap effectively modified the Companys exposure to interest risk by converting $150 million of the 7.875% fixed-rate Senior Notes to a floating rate based on six-month LIBOR in arrears plus a spread. In January 2004, the Company terminated the Senior Notes interest rate swap agreement and received approximately $544,000, which will be amortized over the remaining life of the Senior Notes.

In January 1999, the Unified Government of Wyandotte County/Kansas City, Kansas ("Unified Government"), issued approximately $71.3 million in taxable special obligation revenue ("TIF") bonds in connection with the financing of the construction of the Kansas Speedway. At November 30, 2003, outstanding principal on the TIF bonds are comprised of a $20.2 million, 6.15% term bond due December 1, 2017 and a $49.7 million, 6.75% term bond due December 1, 2027. The TIF bonds are repaid by the Unified Government, with payments made in lieu of property taxes (Funding Commitment) by KSC. Principal (mandatory redemption) payments per the Funding Commitment are payable by KSC on October 1 of each year. The semi-annual interest component of the Funding Commitment is payable on April 1 and October 1 of each year. KSC granted a mortgage and security interest in the Kansas project for its Funding Commitment obligation. The bond financing documents contain various restrictive covenants. The Company has agreed to guarantee KSCs Funding Commitment until certain financial conditions have been met.

On September 12, 2003 the Company entered into a $300 million revolving credit facility (2003 Credit Facility). Upon execution of the 2003 Credit Facility, the Company terminated its then existing $250 million credit facility. The 2003 Credit Facility is scheduled to mature in September 2008, and accrues interest at LIBOR plus 62.5-150 basis points, based on the Companys highest debt rating as determined by specified rating agencies. At November 30, 2003, the Company did not have any borrowings outstanding under the 2003 Credit Facility. The 2003 Credit Facility contains various restrictive covenants.

The Companys Miami subsidiary has a $15 million credit facility (Miami Credit Facility) and a $13.5 million term loan (Term Loan). The Miami Credit Facility and Term Loan are guaranteed by the Company and have the same interest terms and restrictive covenants as the Companys 2003 Credit Facility. In October 2003, the Company permanently reduced the full amount of the borrowings available under the Miami Credit Facility, which matures on December 31, 2004. The Term Loan is payable in annual installments of $6.5 million at December 31, 2003 and $7.0 million at December 31, 2004. The Companys Miami subsidiary has an interest rate swap agreement that effectively fixes the floating rate on the outstanding balance under the Term Loan at 5.6% plus 50-100 basis points, based on certain consolidated financial criteria of the Company, for the remainder of the loan period.

Total interest incurred by the Company was approximately $26.5 million, $24.3 million and $23.2 million for the years ended November 30, 2001, 2002 and 2003, respectively. Total interest capitalized for the years ended November 30, 2001, 2002 and 2003 was approximately $6.9 million, $415,000 and $794,000, respectively.

Financing costs of approximately $7.6 million and $6.8 million, net of accumulated amortization, have been deferred and are included in other assets at November 30, 2002 and 2003, respectively. These costs are being amortized on an effective yield method over the life of the related financing.

NOTE 8 - FEDERAL AND STATE INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the provision for income taxes for the years ended November 30, are as follows (in thousands):

	2001	2002	2003

Current tax expense:
Federal	$ 30,204	$ 27,691	$ 22,669
State	3,761	7,519	4,081
Deferred tax expense (benefit):
Federal	23,395	29,288	36,065
State	3,243	(274)	2,125

Provision for income taxes	$ 60,603	$ 64,224	$ 64,940

The reconciliation of income tax computed at the federal statutory tax rates to income tax expense for the years ended November 30, are as follows (percent of pre-tax income):

	2001	2002	2003

Income tax computed at federal statutory rates	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	3.2	3.5	3.1
Nondeductible goodwill	2.7	-	-
Other, net	0.6	0.1	1.2

	41.5%	38.6%	39.3%

The components of the net deferred tax assets (liabilities) at November 30 are as follows (in thousands):

	2002	2003

Amortization and depreciation	$ 48,138	$ 38,527
Deferred revenues	4,412	4,315
Loss carryforwards	2,672	2,840
Deferred expenses	2,645	2,454
Accruals	987	2,062
Compensation related	1,373	1,505
Other	275	199

Deferred tax assets	60,502	51,902

Amortization and depreciation	(130,916)	(157,664)
Equity investment	(4,210)	(7,322)
Other	(319)	(330)

Deferred tax liabilities	(135,445)	(165,316)

Net deferred tax liabilities	$ (74,943)	$ (113,414)

The Company has recorded deferred tax assets related to various state net operating loss carryforwards totaling approximately $69.3 million, that expire in varying amounts beginning in fiscal 2020.

NOTE 9 ‑ CAPITAL STOCK

The Company's authorized capital includes 80 million shares of Class A Common Stock, par value $.01 ("Class A Common Stock"), 40 million shares of Class B Common Stock, par value $.01 ("Class B Common Stock"), and 1 million shares of Preferred Stock, par value $.01 ("Preferred Stock"). The shares of Class A Common Stock and Class B Common Stock are identical in all respects, except for voting rights and certain dividend and conversion rights as described below. Each share of Class A Common Stock entitles the holder to one‑fifth (1/5) vote on each matter submitted to a vote of the Company's shareholders and each share of Class B Common Stock entitles the holder to one (1) vote on each such matter, in each case including the election of directors. Holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends at the same rate if and when declared by the Board of Directors out of funds legally available therefrom, subject to the dividend and liquidation rights of any Preferred Stock that may be issued and outstanding. Class A Common Stock has no conversion rights. Class B Common Stock is convertible into Class A Common Stock, in whole or in part, at any time at the option of the holder on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. Each share of Class B Common Stock will also automatically convert into one share of Class A Common Stock if, on the record date of any meeting of the shareholders, the number of shares of Class B Common Stock then outstanding is less than 10% of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding.

The Board of Directors of the Company is authorized, without further shareholder action, to divide any or all shares of the authorized Preferred Stock into series and fix and determine the designations, preferences and relative rights and qualifications, limitations, or restrictions thereon of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. No shares of Preferred Stock are outstanding. The Board of Directors has not authorized any series of Preferred Stock, and there are no plans, agreements or understandings for the authorization or issuance of any shares of Preferred Stock.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

International Speedway Corporation has a salary incentive plan (the ISC Plan) designed to qualify under Section 401(k) of the Internal Revenue Code. Employees of International Speedway Corporation and certain participating subsidiaries who have completed one month of continuous service are eligible to participate in the ISC Plan. After twelve months of continuous service, matching contributions are made to a savings trust (subject to certain limits) concurrent with employees' contributions. The level of the matching contribution depends upon the amount of the employee contribution. Employees become 100% vested upon entrance to the ISC Plan.

The contribution expense for the ISC Plan was approximately $1.2 million for each of the years ended November 30, 2001, 2002, and 2003, respectively.

The estimated cost to complete approved projects and current construction in progress at November 30, 2003 at the Company's existing facilities is approximately $68.5 million.

In October 2002, the Unified Government issued additional subordinate sales tax special obligation revenue bonds (2002 STAR Bonds) totaling approximately $6.3 million to reimburse the Company for certain construction already completed on the second phase of the Kansas Speedway project and to fund certain additional construction. The 2002 STAR Bonds will be retired with state and local taxes generated within the speedways boundaries and are not the Companys obligation. KSC has agreed to guarantee the payment of principal, any required premium and interest on the 2002 STAR Bonds. At November 30, 2003, the Unified Government had $6.3 million outstanding on 2002 STAR Bonds. Under a keepwell agreement, the Company has agreed to provide financial assistance to KSC, if necessary, to support KSCs guarantee of the 2002 STAR Bonds.

The Company is a member of Motorsports Alliance (owned 50% by the Company and 50% by Indianapolis Motor Speedway Corp.), which owns 75% of Raceway Associates. Raceway Associates owns and operates Chicagoland and Route 66 Raceway. Raceway Associates has a term loan arrangement, which requires quarterly principal and interest payments and matures November 15, 2012, and a $15 million secured revolving credit facility, which matures September 15, 2005. At November 30, 2003, Raceway Associates had approximately $42.8 million outstanding under its term loan and approximately $1.0 million outstanding under its credit facility. Under a keepwell agreement, the members of Motorsports Alliance have agreed to provide financial assistance to Raceway Associates, if necessary, on a pro rata basis to support performance under its term loan and credit facility.

The Company operates Miami under an operating agreement which expires December 31, 2032 and provides for subsequent renewal terms through December 31, 2075. The Company also has various operating leases for office space and equipment. The future minimum payments under the operating agreement and leases utilized by the Company having initial or remaining noncancellable terms in excess of one year at November 30, 2003, are as follows (in thousands):

	Track
	Operating	Operating
For the year ending November 30:	Agreement	Leases

2004	$ 2,220	$ 2,599
2005	2,220	2,005
2006	2,220	1,015
2007	2,220	609
2008	2,220	523
Thereafter	33,660	3,266

Total	$ 44,760	$ 10,017

Total expenses incurred under the track operating agreement, these operating leases and all other rentals during the years ended November 30, 2001, 2002 and 2003 were $11.2 million, $13.0 million and $13.7 million, respectively.

The Internal Revenue Service (the Service) is currently performing a periodic examination of the Companys federal income tax returns for the years ended November 30, 1999, 2000 and 2001 and is examining the tax depreciation treatment for a significant portion of its motorsports entertainment facility assets. In accordance with SFAS No. 109 Accounting for Income Taxes the Company has accrued a deferred tax liability based on the difference between its financial reporting and tax bases of such assets (See Note 8). The Company believes that its application of the federal income tax regulations in question, which have been applied consistently since being adopted in 1986 and have been subjected to previous Service audits, is appropriate, and intends to vigorously defend the merits of its position if necessary. While an adverse resolution of these matters could result in a material negative impact on cash flow, the Company believes that it has provided adequate reserves in its consolidated financial statements as of November 30, 2003 and, as a result does not expect that such an outcome would have a material adverse impact on results of operations. The Company believes that its cash flows from operations, along with existing cash and available borrowings under its existing credit facilities, are sufficient to fund its: (i) operations and approved capital projects at existing facilities for the foreseeable future; (ii) payments required in connection with the funding of the Unified Governments debt service requirements related to the TIF bonds; (iii) payments related to its existing debt service commitments; (iv) any potential payments associated with its debt guarantees and keepwell agreements; (v) any adjustment that may ultimately occur as a result of the examination by the Service; and (vi) the fees and expenses incurred in connection with the current legal proceeding discussed in this Note.

The Company is from time to time a party to routine litigation incidental to its business. Management does not believe that the resolution of any or all of such litigation will have a material adverse effect on the Company's financial condition or results of operations.

In addition to such routine litigation incident to its business, the Company is a party to other legal proceedings described below.

Current Litigation

In February 2002 the Company received service in a proceeding filed in the United States District Court for the Eastern District of Texas. The complaint in the case has been amended twice and is presently styled Francis Ferko, and Russell Vaughn as Shareholders of Speedway Motorsports, Inc. vs. National Association of [sic] Stock Car Auto Racing, Inc., International Speedway Corporation, and Speedway Motorsports, Inc. The overall gist of the suit is that Texas Motor Speedway should have a second NASCAR Winston Cup Series date annually and that NASCAR should be required by the court to grant Texas Motor Speedway a second NASCAR Winston Cup Series date annually. The portion of this suit that is brought against the Company alleges that it conspired with NASCAR to refuse to offer a new Winston Cup race date to any non-ISC owned track whenever ISC has desired to host an additional Winston Cup race. The complaint seeks unspecified monetary damages from ISC that are claimed to have resulted to Speedway Motorsports from the alleged conspiracy as well as treble damages under the anti-trust laws. Fact discovery is now complete pursuant to the current pretrial scheduling order and expert discovery is expected to be completed shortly. Based upon the totality of the evidence adduced in support of the position of the plaintiffs during the discovery process when considered in light of the various rulings by the court on various pre-trial, discovery and procedural matters the Company believes that the ultimate likelihood of a material adverse result for ISC is remote. The Company intends to continue to vigorously pursue its defense of the matter. The fees and expenses associated with the defense of this suit are not covered by insurance and could adversely impact the Companys financial condition or results of operations and cash flows, even if the Company ultimately prevails. Further, the time devoted to this matter by management and the possible impact of litigation uncertainty on business negotiations occurring prior to resolution of this matter could also adversely impact the Companys financial condition or results of operations and cash flows. Finally, even if the direct effect of the resolution of this case does not result in a material adverse impact on the Company, it is possible that the resolution of this case could result in industry-wide changes in the way race schedules are determined by sanctioning bodies, which could indirectly have a material adverse impact on the Company.

NOTE 11 - RELATED PARTY DISCLOSURES AND TRANSACTIONS

All of the racing events that take place during the Company's fiscal year are sanctioned by various racing organizations such as the American Historic Racing Motorcycle Association ("AHRMA"), the American Motorcyclist Association ("AMA"), the Automobile Racing Club of America ("ARCA"), the Championship Cup Series ("CCS"), the Federation Internationale de l'Automobile ("FIA"), the Federation Internationale Motocycliste ("FIM"), Grand American, Historic Sportscar Racing ("HSR"), the International Race of Champions ("IROC"), IRL, NASCAR, the Sports Car Club of America ("SCCA"), the Sportscar Vintage Racing Association ("SVRA"), the United States Auto Club ("USAC") and the World Karting Association ("WKA"). NASCAR, which sanctions some of the Company's principal racing events, is a member of the France Family Group which controls in excess of 60% of the combined voting power of the outstanding stock of the Company and some members of which serve as directors and officers. Standard NASCAR sanction agreements require racetrack operators to pay sanction fees and prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by NASCAR to participants in the events. Prize and point fund monies paid by the Company to NASCAR from continuing operations for disbursement to competitors totaled approximately $68.6 million, $75.9 million and $83.9 million for the years ended November 30, 2001, 2002 and 2003, respectively. Prize and point fund monies paid by the Company to NASCAR for disbursement to competitors for events at North Carolina Speedway (North Carolina) included in discontinued operations totaled approximately $6.7 million, $7.4 million and $8.3 million for the fiscal years ended November 30, 2001, 2002 and 2003, respectively.

Since 2001, NASCAR has contracted directly with certain network providers for television rights to the entire NASCAR Winston Cup and NASCAR Busch series schedules. NASCAR Winston Cup and NASCAR Busch series event promoters share in the television rights fees in accordance with the provision of the sanction agreement for each NASCAR Winston Cup and NASCAR Busch series event. Under the terms of this arrangement, NASCAR retains 10% of the gross broadcast rights fees allocated to each NASCAR Winston Cup or NASCAR Busch series event as a component of its sanction fees and remits the remaining 90% to the event promoter. The event promoter pays 25% of the gross broadcast rights fees allocated to the event as part of the previously discussed prize money paid to NASCAR for disbursement to competitors. The Companys television broadcast and ancillary rights fees from continuing operations received from NASCAR for the NASCAR Winston Cup and NASCAR Busch series events conducted at its majority-owned facilities were $106.2 million, $122.0 million and $142.5 million in fiscal years 2001, 2002 and 2003, respectively. Television broadcast and ancillary rights fees received from NASCAR for the NASCAR Winston Cup and NASCAR Busch series events held at North Carolina and included in discontinued operations were $10.7 million, $12.3 million and $14.4 million in fiscal years 2001, 2002 and 2003, respectively.

In addition, NASCAR and the Company share a variety of expenses in the ordinary course of business. NASCAR pays rent, as well as a related maintenance fee (allocated based on square footage), to the Company for office space in the Companys corporate office complex in Daytona Beach, Florida. The Company paid rent to NASCAR for office space in Charlotte, North Carolina and New York, New York through mid-fiscal 2002. These rents are based upon estimated fair market lease rates for comparable facilities. NASCAR pays the Company for various tickets and credentials, catering services, suites, participation in a NASCAR racing event banquet, exhibit and display space, track and other equipment rentals based on similar prices paid by unrelated, third party purchasers of similar items. The Company pays NASCAR for certain advertising, participation in NASCAR racing series banquets and the use of NASCAR trademarks based on similar prices paid by unrelated, third party purchasers of similar items. NASCAR also reimburses the Company for 50% of the compensation paid to certain personnel working in the Companys legal, risk management and transportation departments, as well as 50% of the compensation expense associated with receptionists. The Company reimburses NASCAR for 50% of the compensation paid to one of the personnel working in NASCARs legal department. The Companys payments to NASCAR for MRN Radios broadcast rights to NASCAR Craftsman Truck races represents an agreed-upon percentage of the Companys advertising revenues attributable to such race broadcasts. NASCARs reimbursement for use of the Companys telephone system, mailroom, janitorial services, catering, graphic arts, photo and publishing services, and the Companys reimbursement of NASCAR for use of corporate aircraft, is based on actual usage or an allocation of total actual usage. The aggregate amount received from NASCAR by the Company for shared expenses, net of amounts paid by the Company for shared expenses, totaled approximately $1.5 million, $1.8 million and $2.4 million during fiscal 2001, 2002 and 2003, respectively.

Grand American sanctions various events at certain of the Companys facilities. While certain officers and directors of the Company are equity investors in Grand American, no officer or director has more than a 10% equity interest. In addition, certain officers and directors of the Company, representing a non-controlling interest, serve on Grand Americans Board of Managers. Standard Grand American sanction agreements require racetrack operators to pay sanction fees and prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by Grand American to participants in the events. Sanction fees paid by the Company to Grand American totaled approximately $1.2 million, $1.3 million and $1.3 million for the years ended November 30, 2001, 2002 and 2003, respectively.

In addition, Grand American and the Company share a variety of expenses in the ordinary course of business. Grand American pays rent to the Company for office space in the Companys corporate office complex in Daytona Beach, Florida. These rents are based upon estimated fair market lease rates for comparable facilities. Grand American purchases various sponsorship, catering services, hospitality and equipment rentals from the Company based on similar prices paid by unrelated, third party purchasers of similar items. The Company pays Grand American for the use of Grand Americans trademarks based on similar prices paid by unrelated, third party purchasers of similar items. Grand Americans reimbursement for use of the Companys telephone system, mailroom and janitorial, graphic arts, photo and publishing services is based on actual usage or an allocation of total actual usage. The aggregate amount received from Grand American by the Company for shared expenses, net of amounts paid by the Company for shared expenses, totaled approximately $168,000, $237,000 and $205,000 during fiscal 2001, 2002 and 2003, respectively.

The Company strives to ensure, and management believes that, the terms of the Companys transactions with NASCAR and Grand American are no less favorable to the Company than could be obtained in arms-length negotiations.White River Investment Limited Partnership and Western Opportunity Limited Partnership, both members of the France Family Group, were among the selling shareholders in the Companys secondary offering of Class A Common Stock, which closed in May 2003. In connection with that secondary offering all of the selling shareholders had agreed to fully reimburse the Company for all expenses in excess of approximately $75,000, which were associated with the offering. Following the closing of that secondary offering, in accordance with an allocation agreed among all the selling shareholders, and as a result of the reimbursement arrangement, the Company invoiced and White River Investment Limited Partnership and Western Opportunity Limited Partnership reimbursed the Company approximately $295,000 and $85,000, respectively, for expenses incurred by the Company as a result of that secondary offering. In addition, during fiscal 2003, certain members of the France Family Group paid the Company for the utilization of security services, purchase of catering services, event tickets and certain equipment and the Company purchased a vehicle from a France Family Group member. The amounts paid for these items were based on actual costs incurred, similar prices paid by unrelated third party purchasers of similar items or estimated fair market values. The aggregate amount received by the Company for these items, net of amounts paid by the Company for the vehicle, totaled approximately $77,000.

The Company has collateral assignment split‑dollar insurance agreements covering the lives of William C. France and James C. France and their respective spouses. Pursuant to the agreements, the Company advanced the annual premiums of approximately $1.2 million each year for a period of eight years which ended in fiscal 2002. Upon surrender of the policies or payment of the death benefits thereunder, the Company is entitled to repayment of an amount equal to the cumulative premiums previously paid by the Company. The Company may cause the agreements to be terminated and the policies surrendered at any time after the cash surrender value of the policies equals the cumulative premiums advanced under the agreements. The Company recorded the insurance expense net of the increase in cash surrender value of the policies associated with these agreements.

Crotty & Bartlett, P.A., a law firm controlled by siblings of W. Garrett Crotty, one of the Companys executive officers, leases office space located in the Companys corporate office complex in Daytona Beach, Florida. The Company engages Crotty & Bartlett for certain legal and consulting services. The aggregate amount paid to Crotty & Bartlett by the Company for legal and consulting services, net of amounts received by the Company for leased office space, totaled approximately $134,000, $73,000 and $96,000 during fiscal 2001, 2002 and 2003, respectively.

J. Hyatt Brown, one of the Companys directors, serves as President and Chief Executive Officer of Brown & Brown, Inc. (Brown). Brown has received commissions for serving as the Companys insurance broker for several of the Companys insurance policies, including the Companys property and casualty policy, certain employee benefit programs and the split-dollar arrangements established for the benefit of William C. France, James C. France and their respective spouses. The aggregate commissions received by Brown in connection with the Companys policies were approximately $549,000, $475,000 and $443,000, during fiscal 2001, 2002 and 2003, respectively.

Chapman J. Root, II, one of the Companys directors until June 15, 2003, is a control person and affiliate of the Root Company, Inc., Root Communications Group and various other entities, including the operations of various radio stations which purchase broadcasting rights to certain programs and live events produced by MRN Radio. The price paid by these radio stations for the broadcast rights are established on the same basis as the price paid by other radio stations for similar broadcasts and in similar markets. The amounts paid by these entities to MRN Radio for the broadcast rights were approximately $10,000 and $8,000, during fiscal 2001 and 2002. There were no amounts paid by these entities to MRN Radio for the broadcast rights during fiscal 2003 prior to the end of Mr. Roots directorship. In addition, in fiscal 2001, the Company purchased certain real properties from entities affiliated with Mr. Root for a total of $2.7 million paid in cash and exchange of other certain real property owned by the Company.

Walter P. Czarnecki, one of the Companys directors until April 9, 2003, owns Raceway Services, which purchases tickets and hospitality suite occupancy to events at many of the Companys facilities. The price paid by Raceway Services for these items is established on the same basis as the price paid by other purchasers to the same events without regard to Mr. Czarneckis status as a director. The amounts paid by Raceway Services to the Company totaled approximately $95,000, $376,000 and $120,000, during fiscal 2001, 2002 and 2003 (prior to the end of Mr. Czarneckis directorship), respectively.

Raceway Associates is owned 75% by Motorsports Alliance and 25% by the former owners of the Route 66 Raceway, LLC. Edward H. Rensi, a director of the Company, owns approximately 1.28% of Raceway Associates.

Pursuant to the merger agreement for the PMI acquisition, the Company originally was obligated to place up to three individuals designated by Penske Performance, Inc., on its board of directors and to include such designees as nominees recommended by the Companys Board of Directors at future elections of directors by shareholders, based upon the amount of Company stock held by Penske Performance, Inc. As the holdings of Penske Performance, Inc. have fallen to less than 2% percent of the aggregate shares of the Companys outstanding Class A and Class B Common Stock, the Company is no longer obligated to include any individuals designated by Penske Performance, Inc. as nominees for the Companys board of directors. Until April 2003 Messrs. Roger S. Penske, Gregory W. Penske and Walter P. Czarnecki were the designees of Penske Performance, Inc. serving on the Companys Board of Directors. Mr. Gregory W. Penske remains on the Companys Board of Directors. Penske Performance, Inc. is a wholly-owned by Penske Corporation. Messrs. Roger S. Penske and Czarnecki were also officers and directors of Penske Performance, Inc. and other Penske Corporation affiliates. Mr. Gregory W. Penske is also an officer and director of Penske Performance, Inc. and other Penske Corporation affiliates, as well as the son of Roger S. Penske. Roger S. Penske beneficially owns a majority of the voting stock of and controls Penske Corporation and its affiliates. During fiscal 2001, Penske Corporation provided the Company with certain executive and legal services at a cost of approximately $496,000, paid in both cash and stock. The Company rented Penske Corporation and its affiliates certain facilities for a driving school and sold admissions to the Companys events, hospitality suite occupancy and related services, merchandise and accessories to Penske Corporation, its affiliates and other related companies. Also, Penske Truck Leasing rented certain vehicles and sold related supplies and services to the Company. In fiscal 2001, 2002 and 2003, the aggregate amount received from Penske Corporation, its affiliates and other related companies, net of amounts paid by the Company, totaled approximately $2.6 million, $1.2 million and $887,000, respectively, for the aforementioned goods and services.

NOTE 12 - HOMESTEAD-MIAMI SPEEDWAY TRACK RECONFIGURATION

During the second quarter of fiscal 2003 the Company recorded a non-cash before-tax charge of approximately $2.8 million for the net book value of certain undepreciated assets removed in connection with a major track reconfiguration project at Miami. The project increased the track banking to a maximum of 20 degrees in the turns through an innovative variable-degree banking system, which enhanced the quality of the racing entertainment at this facility. The reconfiguration was completed prior to Miamis fourth quarter NASCAR Winston Cup, NASCAR Busch and NASCAR Craftsman Truck series events.

NOTE 13 - SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid for income taxes and interest for the years ended November 30, is summarized as follows (in thousands):

	2001	2002	2003

Income taxes paid	$ 31,942	$ 32,290	$ 26,070

Interest paid	$ 32,032	$ 25,146	$ 23,796

NOTE 14 - LONG‑TERM STOCK INCENTIVE PLAN

The Companys 1996 Long-Term Stock Incentive Plan (the 1996 Plan) authorizes the grant of stock options (incentive and nonstatutory), stock appreciation rights and restricted stock. The Company has reserved an aggregate of 1,000,000 shares (subject to adjustment for stock splits and similar capital changes) of the Companys Class A Common Stock for grants under the 1996 Plan.

Restricted Stock Awards

Restricted shares awarded under the 1996 Plan generally are subject to forfeiture in the event of termination of employment prior to vesting dates. Prior to vesting, the 1996 Plan participants own the shares and may vote and receive dividends, but are subject to certain restrictions. Restrictions include the prohibition of the sale or transfer of the shares during the period prior to vesting of the shares. The Company also has the right of first refusal to purchase any shares of stock issued under the 1996 Plan which are offered for sale subsequent to vesting.

The Company awarded and issued 40,592, 43,400 and 37,726 restricted shares of the Companys Class A Common Stock during the years ended November 30, 2001, 2002 and 2003, respectively, to certain officers and managers under the 1996 Plan. These shares of restricted stock vest at the rate of 50% of each award on the third anniversary of the award date and the remaining 50% on the fifth anniversary of the award date.

Also, in April 2001 the Company awarded and issued 6,506 restricted shares of the Companys Class A Common Stock to certain managers and officers under the 1996 Plan. These shares of restricted stock vested on October 16, 2001. In January and April of 2003, the Company awarded and issued 683 and 1,468, respectively, restricted shares of the Companys Class A Common Stock to certain managers and officers under the 1996 Plan. These shares of restricted shock vested on July 3, 2003, and October 1, 2003, respectively.

The weighted average grant date fair value of restricted shares granted during the years ended November 30, 2001, 2002 and 2003 was $38.00, $45.55 and $40.03, respectively.

The market value of the shares at the date of award has been recorded as Unearned compensation restricted stock, which is shown as a separate component of shareholders equity in the accompanying consolidated balance sheets. The unearned compensation is being amortized over the vesting periods of the shares. In accordance with APB Opinion 25, the Company will recognize a compensation charge over the vesting periods equal to the fair market value of these shares on the date of the award. The total compensation charge recognized as expense during the years ended November 30, 2001, 2002 and 2003, totaled $1.6 million, $1.5 million and $1.7 million, respectively.

Nonqualified and Incentive Stock Options

The Company applies the measurement provisions of APB Opinion 25 and related interpretations in accounting for its stock option plans. A portion of each non-employee directors compensation for their service as a director is through awards of options to acquire shares of the Companys Class A Common Stock under the 1996 Plan. These options become exercisable one year after the date of grant and expire on the tenth anniversary of the date of grant. The Company also grants options to certain non-officer managers to purchase the Companys Class A Common Stock under the 1996 Plan. These options vest over a two and one-half year period and expire on the tenth anniversary of the date of grant.

The fair value of each option granted is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2001	2002	2003

Expected life (years)	5	5	5
Dividend yield	0.15%	0.14%	0.15%
Expected volatility	35.9%	34.4%	31.9%
Risk-free interest rate	4.7%	4.6%	2.9%
Weighted average fair value of options
Granted	$ 15.21	$ 16.51	$ 13.02

The following table summarizes the activity for options to purchase shares of Class A Common Stock issued and outstanding:

	Weighted Average Exercise Price	Number of Shares

Outstanding at November 30, 2000	$ 44.50	11,030
Granted	39.34	35,165

Outstanding at November 30, 2001	40.58	46,195
Granted	43.94	25,224
Forfeited	37.06	(2,000)

Outstanding at November 30, 2002	41.90	69,419
Granted	39.89	12,929

Outstanding at November 30, 2003	41.58	82,348

Exercisable at:
November 30, 2001	$ 41.38	19,022
November 30, 2002	41.65	41,176
November 30, 2003	41.81	65,077

The following table summarizes information about stock options outstanding and exercisable at November 30, 2003:

	Outstanding			Exercisable

Exercise Price Range	Options	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Options	Weighted Average Exercise Price

$37.06-$44.73	82,348	7.9	$41.58	65,077	$41.81

The tax effect of income tax deductions that differ from expense for financial reporting purposes under these plans is credited or charged to additional paid-in capital.

NOTE 15 - FINANCIAL INSTRUMENTS

The carrying values of cash and cash equivalents, accounts receivable, short-term investments, accounts payable, and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities.

Fair values of long-term debt and interest rate swaps are based on quoted market prices at the date of measurement. The Companys credit facilities approximate fair value as they bear interest rates that approximate market. At November 30, 2003, the fair value of the remaining long-term debt, which includes the Senior Notes, TIF bond Funding Commitment and Term Loan, as determined by quotes from financial institutions, was $323.6 million compared to the carrying amount of $308.1 million.

From time to time the Company utilizes interest rate swap agreements to manage the fixed and floating interest rate mix of its total debt portfolio and related overall costs of borrowing. The differential between fixed and variable rates to be paid or received on swaps is accrued as interest rates change in accordance with the agreements and is included in current interest expense. Credit risk arises from the possible inability of counterparties to meet the terms of their contracts on a net basis. At November 30, 2003 the Company had interest swap agreements related to a portion of its Senior Notes and its Term Loan. These agreements, with principal notional amounts of approximately $150 million and $13.5 million, respectively, have an estimated fair value of a liability totaling approximately $486,000 at November 30, 2003. In January 2004, the Company terminated the Senior Notes interest rate swap agreement. The Term Loan interest rate swap agreement expires December 31, 2004.

The Company's interest rate swap agreements were entered into with major financial institutions which are expected to fully perform under the terms of the agreements.

NOTE 16 - QUARTERLY DATA (UNAUDITED)

The Company derives most of its income from a limited number of NASCAR-sanctioned races. As a result, the Companys business has been, and is expected to remain, highly seasonal based on the timing of major events. For example, one of the Companys NASCAR Winston Cup Series events is traditionally held on the Sunday preceding Labor Day. Accordingly, the revenue and expenses for that race and/or the related supporting events may be recognized in either the fiscal quarter ending August 31 or the fiscal quarter ending November 30.

The following table presents certain unaudited financial data for each quarter of fiscal 2002 and 2003 (in thousands, except per share amounts):

	Fiscal Quarter Ended
	February 28,	May 31,	August 31,	November 30,
	2002 (1)	2002	2002	2002

Total revenue	$ 114,599	$ 116,675	$ 136,324	$ 160,159
Operating income	44,906	31,651	50,163	60,667
Income from continuing operations	22,900	14,865	30,116	34,101
Net (loss) income	(491,886)	14,370	29,555	36,983
Basic (loss) earnings per share	(9.27)	0.27	0.56	0.70
Diluted (loss) earnings per share	(9.26)	0.27	0.56	0.70
	Fiscal Quarter Ended
	February 28,	May 31,	August 31,	November 30,
	2003	2003	2003	2003

Total revenue	$ 119,875	$ 119,590	$ 160,540	$ 152,065
Operating income	44,982	28,247	59,909	51,049
Income from continuing operations	22,798	12,769	36,500	28,345
Net income	25,364	12,492	35,953	31,639
Basic earnings per share	0.48	0.24	0.68	0.60
Diluted earnings per share	0.48	0.24	0.68	0.60

(1) Reflects the adoption of SFAS No. 142, which resulted in a non-cash after-tax charge of approximately $517.2 million in the first quarter of fiscal 2002. Included in this charge is approximately $64.0 million attributable to discontinued operations of North Carolina and approximately $3.4 million associated with the Companys equity investment in Raceway Associates.

NOTE 17 - SEGMENT REPORTING

The Company's primary business is the promotion of motorsports events at its race facilities. The Company's remaining business units, which are comprised of the radio network production and syndication of numerous racing events and programs, the operation of a motorsports-themed entertainment complex, certain souvenir merchandising operations not associated with the promotion of motorsports events at the Company's facilities, construction management services, leasing operations, financing and licensing operations are included in the "All Other" segment. The Company evaluates financial performance of the business units on operating profit after allocation of corporate general and administrative ("G&A") expenses. Corporate G&A expenses are allocated to business units based on each business unit's net revenues to total net revenues.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Intersegment sales are accounted for at prices comparable to unaffiliated customers. Intersegment revenues were approximately $10.1 million, $9.2 million and $10.4 million for the years ended November 30, 2001, 2002, and 2003, respectively (in thousands).

	For The Year Ended November 30, 2001
	Motorsports Event	All Other	Total

Revenues	$ 479,107	$ 38,353	$ 517,460
Depreciation and amortization	45,705	4,974	50,679
Operating income	155,991	9,104	165,095
Capital expenditures	87,729	10,650	98,379
Total assets	1,593,074	109,072	1,702,146
Equity investments	32,667	-	32,667
	For The Year Ended November 30, 2002
	Motorsports Event	All Other	Total

Revenues	$ 498,387	$ 38,538	$ 536,925
Depreciation and amortization	34,024	5,133	39,157
Operating income	177,388	9,999	187,387
Capital expenditures	45,752	7,769	53,521
Total assets	1,036,611	119,360	1,155,971
Equity investments	31,152	-	31,152
	For The Year Ended November 30, 2003
	Motorsports Event	All Other	Total

Revenues	$ 523,456	$ 39,058	$ 562,514
Depreciation and amortization	36,545	5,590	42,135
Operating income	174,466	9,721	184,187
Capital expenditures	67,957	4,630	72,587
Total assets	1,106,644	197,148	1,303,792
Equity investments	33,706	-	33,706

As a result of the adoption of SFAS No. 142, the Motorsports Event segment recorded a non-cash after-tax charge of $453.2 million as a cumulative effect of accounting change for the write-off of goodwill in the first quarter of fiscal 2002.

NOTE 18 - CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

In connection with the Senior Notes, the Company is required to provide condensed consolidating financial information for its subsidiary guarantors. All of the Companys subsidiaries have, jointly and severally, fully and unconditionally guaranteed, to each holder of Senior Notes and the trustee under the Indenture for the Senior Notes, the full and prompt performance of the Companys obligations under the indenture and the Senior Notes, including the payment of principal of (or premium, if any, on) and interest on the Senior Notes, on a equal and ratable basis.

The subsidiary guarantees are unsecured obligations of each subsidiary guarantor and rank equally in right of payment with all senior indebtedness of that subsidiary guarantor and senior in right of payment to all subordinated indebtedness of that subsidiary guarantor. The subsidiary guarantees are effectively subordinated to any secured indebtedness of the subsidiary guarantor with respect to the assets securing that indebtedness.

In the absence of both default and notice, there are no restrictions imposed by the Companys 2003 Credit Facility, Senior Notes, or the guarantees on the Companys ability to obtain funds from its subsidiaries by dividend or loan. The Company has not presented separate financial statements for each of the guarantors, because it has deemed that such financial statements would not provide the investors with any material additional information.

Included are condensed consolidating balance sheets as of November 30, 2002 and 2003, and the condensed consolidating statements of income and cash flows for the years ending November 30, 2001, 2002 and 2003, of: (a) the Parent; (b) the guarantor subsidiaries; (c) elimination entries necessary to consolidate Parent with guarantor subsidiaries; and (d) the Company on a consolidated basis (in thousands).

Condensed Consolidating Balance Sheet As Of November 30, 2002

	Parent Company	Combined Guarantor Subsidiaries	Eliminations

Consolidated

Current assets	$ 13,226	$ 144,981	$ (9,604)	$ 148,603
Property and equipment, net	130,857	728,239	-	859,096
Advances to and investments in subsidiaries	1,460,352	423,909	(1,884,261)	-
Equity investments	-	31,152	-	31,152
Goodwill, net	-	92,542	-	92,542
Other assets	13,723	10,855	-	24,578

Total Assets	$ 1,618,158	$ 1,431,678	$ (1,893,865)	$ 1,155,971

Current liabilities	$ (3,455)	$ 147,285	$ (7,327)	$ 136,503
Long-term debt	653,687	13,085	(357,166)	309,606
Deferred income taxes	34,423	40,520	-	74,943
Other liabilities	11	12,583	-	12,594
Total shareholders' equity	933,492	1,218,205	(1,529,372)	622,325

Total Liabilities and Shareholders Equity	$ 1,618,158	$ 1,431,678	$ (1,893,865)	$ 1,155,971

Condensed Consolidating Balance Sheet As Of November 30, 2003

	Parent Company	Combined Guarantor Subsidiaries	Eliminations

Consolidated

Current assets	$ 16,105	$ 264,396	$ (8,757)	$ 271,744
Property and equipment, net	126,965	757,658	-	884,623
Advances to and investments in subsidiaries	1,450,303	425,580	(1,875,883)	-
Equity investments	-	33,706	-	33,706
Goodwill, net	-	92,542	-	92,542
Other assets	14,388	6,789	-	21,177

Total Assets	$ 1,607,761	$ 1,580,671	$ (1,884,640)	$ 1,303,792

Current liabilities	$ 235,547	$ 149,373	$ (8,415)	$ 376,505
Long-term debt	425,573	(3,757)	(346,648)	75,168
Deferred income taxes	45,479	67,935	-	113,414
Other liabilities	13	12,227	-	12,240
Total shareholders' equity	901,149	1,354,893	(1,529,577)	726,465

Total Liabilities and Shareholders Equity	$ 1,607,761	$ 1,580,671	$ (1,884,640)	$ 1,303,792

Condensed Consolidating Statement Of Income For The Year Ended November 30, 2001

	Parent Company	Combined Guarantor Subsidiaries	Eliminations

Consolidated

Total revenues	$ 1,968	$ 579,538	$ (74,191)	$ 507,315
Total expenses	21,085	395,326	(74,191)	342,220
Operating (loss) income	(19,117)	184,212	-	165,095
Interest and other income (expense), net	1,009	22,028	(42,196)	(19,159)
(Loss) income from continuing operations	(5,314)	132,843	(42,196)	85,333
Net (loss) income	(5,314)	135,143	(42,196)	87,633

Condensed Consolidating Statement Of Income For The Year Ended November 30, 2002

	Parent Company	Combined Guarantor Subsidiaries	Eliminations

Consolidated

Total revenues	$ 1,981	$ 614,844	$ (89,068)	$ 527,757
Total expenses	24,228	405,210	(89,068)	340,370
Operating (loss) income	(22,247)	209,634	-	187,387
Interest and other income (expense), net	21,862	10,721	(53,764)	(21,181)
Income from continuing operations	11,665	144,081	(53,764)	101,982
Net income (loss)	11,665	(368,879)	(53,764)	(410,978)

Condensed Consolidating Statement Of Income For The Year Ended November 30, 2003

	Parent Company	Combined Guarantor Subsidiaries	Eliminations

Consolidated

Total revenues	$ 2,057	$ 663,864	$ (113,851)	$ 552,070
Total expenses	29,128	452,606	(113,851)	367,883
Operating (loss) income	(27,071)	211,258	-	184,187
Interest and other (expense) income, net	(14,195)	11,210	(15,850)	(18,835)
(Loss) income from continuing operations	(30,495)	146,757	(15,850)	100,412
Net (loss) income	(30,495)	151,793	(15,850)	105,448

	Condensed Consolidating Statement Of Cash Flows For The Year Ended November 30, 2001

	Parent Company	Combined Guarantor Subsidiaries	Eliminations

Consolidated

Net cash provided by operating activities	$ 33,545	$ 185,443	$ (58,302)	$ 160,686
Net cash provided by (used in) investing activities	40,579	(170,835)	58,302	(71,954)
Net cash provided by (used in) financing activities	(69,155)	835	-	(68,320)
	Condensed Consolidating Statement Of Cash Flows For The Year Ended November 30, 2002

	Parent Company	Combined Guarantor Subsidiaries	Eliminations

Consolidated

Net cash provided by operating activities	$ 9,909	$ 229,967	$ (61,262)	$ 178,614
Net cash provided by (used in) investing activities	56,308	(157,891)	61,262	(40,321)
Net cash used in financing activities	(70,809)	(29,225)	-	(100,034)
	Condensed Consolidating Statement Of Cash Flows For The Year Ended November 30, 2003

	Parent Company	Combined Guarantor Subsidiaries	Eliminations

Consolidated

Net cash provided by (used in) operating activities	$ (4,716)	$ 217,237	$ (17,785)	$ 194,736
Net cash provided by (used in) investing activities	9,985	(97,656)	17,785	(69,886)
Net cash provided by (used in) financing activities	(4,365)	(5,775)	-	(10,140)

NOTE 19 DISCONTINUED OPERATIONS

Through the Company's participation in court ordered mediation related to the Ferko/Vaughn litigation (NOTE 10) the terms of a settlement agreement (Settlement Agreement) were reached in April 2004. Upon the satisfaction of certain preconditions to the Settlement Agreement becoming effective it was filed with the court in May 2004. Pursuant to the terms of the Settlement Agreement, the Company's North Carolina Speedway, Inc. subsidiary sold North Carolina's tangible and intangible assets and operations to a subsidiary of SMI for $100.4 million. The sale of North Carolina's assets closed on July 1, 2004. The Settlement Agreement which was approved by the Court on July 1, 2004, releases ISC and NASCAR from all claims related to the litigation. The released claims include, but are not limited to, allegations or assertions with respect to the awarding and/or sanctioning of races, the effect of the common control of NASCAR and ISC residing in the France Family Group, and the market power either individually or jointly of NASCAR and ISC.

The operations of North Carolina were included in the Motorsports Event segment. In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the results of operations of North Carolina are presented as discontinued operations. During the years ended November 30, 2001, 2002 and 2003, total revenues recognized by North Carolina were approximately $21.2 million, $22.8 million and $23.9 million, respectively, and pre-tax income was approximately $4.4 million, 6.9 million and $7.5 million, respectively. North Carolinas assets held for sale included in property and equipment, net of accumulated depreciation, at November 30, 2002 and 2003 totaled approximately $32.5 million and $31.1 million, respectively.

Schedule II - Valuation and Qualifying Accounts (In Thousands)

Description	Balance beginning of period	Additions charged to costs and expenses	Deductions (A)	Balance at end of period

For the year ended November 30, 2003

Allowance for doubtful accounts	$ 1,500	$ 2,609	$ 2,609	$ 1,500

For the year ended November 30, 2002

Allowance for doubtful accounts	1,500	248	248	1,500

For the year ended November 30, 2001

Allowance for doubtful accounts	1,200	3,500	3,200	1,500

(A) Uncollectible accounts written off, net of recoveries.

INTERNATIONAL SPEEDWAY CORPORATION
Consolidated Balance Sheets
	November 30, 2003	February 29, 2004
	(Unaudited)
	(In Thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$223,973	$251,071
Short-term investments	201	201
Receivables, less allowance of $1,500 in 2003 and 2004	37,996	83,833
Inventories	5,496	8,033
Prepaid expenses and other current assets	4,078	11,237

Total Current Assets	271,744	354,375

Property and Equipment, net of accumulated depreciation of $235,672
and $247,092, respectively	884,623	895,318
Other Assets:
Equity investments	33,706	32,024
Goodwill	92,542	92,542
Other	21,177	21,121

	147,425	145,687

Total Assets	$1,303,792	$1,395,380

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$232,963	$233,554
Accounts payable	15,739	20,824
Deferred income	106,998	147,637
Income taxes payable	6,877	14,638
Other current liabilities	13,928	20,290

Total Current Liabilities	376,505	436,943

Long-Term Debt	75,168	68,188
Deferred Income Taxes	113,414	123,064
Long-Term Deferred Income	11,894	11,933
Other Long-Term Liabilities	346	515
Commitments and Contingencies	-	-
Shareholders' Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized;
28,359,173 and 28,417,522 issued and outstanding at November 30,
2003 and February 29, 2004, respectively	283	284
Class B Common Stock, $.01 par value, 40,000,000 shares authorized;
24,858,610 and 24,800,261 issued and outstanding at November 30,
2003 and February 29, 2004, respectively	249	248
Additional paid-in capital	694,719	694,719
Retained earnings	34,602	62,395
Accumulated other comprehensive loss	(333)	(258)

	729,520	757,388
Less: unearned compensation-restricted stock	3,055	2,651

Total Shareholders' Equity	726,465	754,737

Total Liabilities and Shareholders' Equity	$1,303,792	$1,395,380

See accompanying notes.

INTERNATIONAL SPEEDWAY CORPORATION
Consolidated Statements of Operations

	Three Months Ended
	February 28, 2003	February 29, 2004
	(Unaudited)

	(In Thousands, Except Per Share Amounts)
REVENUES:
Admissions, net	$44,678	$44,444
Motorsports related income	57,877	68,491
Food, beverage and merchandise income	15,975	16,290
Other income	1,345	1,413

	119,875	130,638
EXPENSES:
Direct expenses:
Prize and point fund monies and NASCAR sanction fees	18,619	20,788
Motorsports related expenses	18,211	21,222
Food, beverage and merchandise expenses	8,041	9,583
General and administrative expenses	19,973	21,456
Depreciation and amortization	10,049	10,989

	74,893	84,038

Operating income	44,982	46,600
Interest income	214	654
Interest expense	(5,933)	(5,475)
Equity in net loss from equity investments	(1,550)	(1,681)

Income from continuing operations before income taxes	37,713	40,098
Income taxes	14,915	15,912

Income from continuing operations	22,798	24,186
Income from discontinued operations, net of income taxes of $1,301 and $2,084	2,566	3,607

Net income	$25,364	$27,793

Basic earnings per share:
Income from continuing operations	$0.43	$0.45
Income from discontinued operations	0.05	0.07

Net income	$0.48	$0.52

Diluted earnings per share:
Income from continuing operations	$0.43	$0.45
Income from discontinued operations	0.05	0.07

Net income	$0.48	$0.52

Dividends per share	$0.00	$0.00

Basic weighted average shares outstanding	53,041,210	53,065,938

Diluted weighted average shares outstanding	53,120,970	53,162,847

See accompanying notes.

INTERNATIONAL SPEEDWAY CORPORATION
Consolidated Statement of Shareholders' Equity

	Class A Common Stock $.01 Par Value	Class B Common Stock $.01 Par Value	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss)	Unearned Compensation- Restricted Stock	Total Shareholders' Equity

	(In Thousands)

Balance at November 30, 2003	$283	$249	$694,719	$34,602	$(333)	$(3,055)	$726,465
Activity 12/1/03 - 2/29/04 - unaudited:
Comprehensive income
Net income	-	-	-	27,793	-	-	27,793
Interest rate swap	-	-	-	-	75	-	75

Total comprehensive income							27,868
Conversion of Class B Common Stock
to Class A Common Stock	1	(1)	-	-	-	-	-
Amortization of unearned compensation	-	-	-	-	-	404	404

Balance at February 29, 2004 - unaudited	$284	$248	$694,719	$62,395	$(258)	$(2,651)	$754,737

See accompanying notes.

INTERNATIONAL SPEEDWAY CORPORATION
Consolidated Statements of Cash Flows

	Three Months Ended
	February 28, 2003	February 29, 2004
	(Unaudited)

	(In Thousands)
OPERATING ACTIVITIES
Net income	$25,364	$27,793
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	10,553	11,497
Amortization of unearned compensation	407	404
Amortization of financing costs	80	(6)
Deferred income taxes	9,016	9,650
Undistributed loss from equity investments	1,550	1,681
Other, net	(50)	4
Changes in operating assets and liabilities:
Receivables, net	(49,803)	(45,837)
Inventories, prepaid expenses and other current assets	(10,254)	(9,712)
Accounts payable and other liabilities	6,240	11,646
Deferred income	53,305	40,678
Income taxes payable	6,847	7,761

Net cash provided by operating activities	53,255	55,559

INVESTING ACTIVITIES
Capital expenditures	(12,145)	(22,177)
Proceeds from asset disposals	50	5
Proceeds from affiliate	4,075	-
Other, net	(256)	(333)

Net cash used in investing activities	(8,276)	(22,505)

FINANCING ACTIVITIES
Payment of long-term debt	(5,500)	(6,500)
Proceeds from interest rate swap	-	544

Net cash used in financing activities	(5,500)	(5,956)

Net increase in cash and cash equivalents	39,479	27,098
Cash and cash equivalents at beginning of period	109,263	223,973

Cash and cash equivalents at end of period	$148,742	$251,071

See accompanying notes.

International Speedway Corporation
Notes to Consolidated Financial Statements
February 29, 2004
(Unaudited)

1. Basis of Presentation

The accompanying consolidated financial statements have been prepared in compliance with Rule 10-01 of Regulation S-X and generally accepted accounting principles but do not include all of the information and disclosures required for complete financial statements. The balance sheet at November 30, 2003, has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The statements should be read in conjunction with the consolidated financial statements and notes thereto included in the latest annual report on Form 10-K for International Speedway Corporation and its wholly-owned subsidiaries (the "Company"). In management's opinion, the statements include all adjustments which are necessary for a fair presentation of the results for the interim periods. All such adjustments are of a normal recurring nature. Certain reclassifications have been made to conform to the financial presentation at February 29, 2004.

Because of the seasonal concentration of racing events, the results of operations for the three-month periods ended February 28, 2003 and February 29, 2004 are not indicative of the results to be expected for the year.

Stock-Based Compensation: The Company has a long-term incentive stock plan which it accounts for under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The Company recognizes stock-based employee compensation cost on its restricted shares awarded over their vesting periods equal to the fair market value of these shares on the date of award. No stock-based employee compensation cost is reflected in net income relating to stock options as all options granted under the plan have an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to stock based employee compensation for the three-month periods ended February 28 and February 29 (in thousands, except per share amounts):

	Three Months Ended
	February 28, 2003	February 29, 2004

Net income, as reported	$ 25,364	$ 27,793
Add: Stock-based employee compensation
expense included in reported net income,
net of related tax effects	248	245
Deduct: Total stock-based employee
compensation expense determined under
fair value based method for all awards,
net of related tax effects	(311)	(285)

Pro forma net income	$ 25,301	$ 27,753

Three Months Ended
	February 28, 2003	February 29, 2004

Earnings per share:
Basic - as reported	$ 0.48	$ 0.52

Basic - pro forma	$ 0.48	$ 0.52

Diluted - as reported	$ 0.48	$ 0.52

Diluted - pro forma	$ 0.48	$ 0.52

2. New Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." This interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," addresses consolidation by business enterprises of variable interest entities. Under current practice, two enterprises generally have been included in consolidated financial statements because one enterprise controls the other through voting interests. This interpretation defines the concept of "variable interests" and requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse the risks among the parties involved. This interpretation currently applies to interests in variable interest entities or potential variable interest entities, commonly referred to as special-purpose entities, and to all other types of entities in financial statements for periods ending after March 15, 2004. If it is reasonably possible that an enterprise will initially consolidate or disclose information about a variable interest entity when this interpretation becomes effective, the enterprise shall disclose information about those entities in all financial statements issued after December 31, 2003. The Company does not have any interests in special-purpose entities and is currently evaluating the impact, if any, of the adoption of this interpretation on its financial position and results of operations.

3. Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share for the three-month periods ended February 28 and February 29 (in thousands, except share amounts):

	Three Months Ended
	February 28, 2003	February 29, 2004

Basic and diluted earnings per share numerator:
Income from continuing operations	$ 22,798	$ 24,186
Income from discontinued operations,
net of tax	2,566	3,607

Net income	$ 25,364	$ 27,793

Basic earnings per share calculation:
Denominator
Weighted average shares outstanding	53,041,210	53,065,938

Basic earnings per share
Income from continuing operations	$ 0.43	$ 0.45
Income from discontinued operations	0.05	0.07

Net income	$ 0.48	$ 0.52

Diluted earnings per share calculation:
Denominator
Weighted average shares outstanding	53,041,210	53,065,938
Common stock options	322	7,541
Contingently issuable shares	79,438	89,368

Diluted weighted average shares
outstanding	53,120,970	53,162,847

	Three Months Ended
	February 28, 2003	February 29, 2004

Diluted earnings per share
Income from continuing operations	$ 0.43	$ 0.45
Income from discontinued operations	0.05	0.07

Net income	$ 0.48	$ 0.52

Anti-dilutive shares excluded in the
computation of diluted earnings per share	47,419	-

4. Goodwill and Intangible Assets

The gross carrying value and accumulated amortization of the major classes of intangible assets relating to the Motorsports Events segment, which are included in other assets on the accompanying balance sheet, are as follows (in thousands):

November 30, 2003
	Gross Carrying Amount	Accumulated Amortization

Amortized intangible assets:
Food, beverage and merchandise contracts	$ 276	$ 44

Total amortized intangible assets	$ 276	$ 44

Non-amortized intangible assets:
Water rights	$ 535
Liquor licenses	266

Total non-amortized intangible assets	$ 801

February 29, 2004
	Gross Carrying Amount	Accumulated Amortization

Amortized intangible assets:
Food, beverage and merchandise contracts	$ 276	$ 54

Total amortized intangible assets	$ 276	$ 54

Non-amortized intangible assets:
Water rights	$ 535
Liquor licenses	266

Total non-amortized intangible assets	$ 801

The following table presents current and expected amortization expense of the existing intangible assets as of February 29, 2004 for each of the following periods (in thousands):

Aggregate amortization expense:
For the three months ended February 29, 2004	$ 10
Estimated amortization expense for the year ending November 30:
2004	45
2005	44
2006	38
2007	38
2008	38

There were no changes in the carrying amount of goodwill during the three months ended February 29, 2004.

5. Long-Term Debt

Long-term debt consists of the following (in thousands):

	November 30, 2003	February 29, 2004

Senior Notes, including premiums of $1,226 and $1,164	$ 226,226	$ 226,164
Senior Notes, interest rate swap	(153)	-
TIF bond debt service funding commitment, net of
-discount of $1,327 and $1,307	68,558	68,578
Term Loan	13,500	7,000

	308,131	301,742
Less: current portion	232,963	233,554

	$ 75,168	$ 68,188

The Company's $225 million principal amount of unsecured senior notes ("Senior Notes") bear interest at 7.875% and rank equally with all of the Company's other senior unsecured and unsubordinated indebtedness. The Senior Notes require semi-annual interest payments through maturity on October 15, 2004. The Senior Notes may be redeemed in whole or in part, at the option of the Company, at any time or from time to time at a redemption price as defined in the indenture. The Company's subsidiaries are guarantors of the Senior Notes. The Senior Notes also contain various restrictive covenants. In November 2003, the Company entered into an interest rate swap agreement to manage interest rate risk exposure on $150 million of the $225 million principal amount of Senior Notes. Under this agreement, the Company received fixed rate amounts in exchange for floating rate interest payments without an exchange of the underlying principal amount. In January 2004, the Company terminated the Senior Notes interest rate swap agreement and received approximately $544,000, which is being amortized over the remaining life of the Senior Notes.

In January 1999, the Unified Government of Wyandotte County/Kansas City, Kansas ("Unified Government"), issued approximately $71.3 million in taxable special obligation revenue ("TIF") bonds in connection with the financing of construction of Kansas Speedway. At February 29, 2004, outstanding principal on the TIF bonds is comprised of a $20.2 million, 6.15% term bond due December 1, 2017 and a $49.7 million, 6.75% term bond due December 1, 2027. The TIF bonds are repaid by the Unified Government with payments made in lieu of property taxes ("Funding Commitment") by the Company's wholly-owned subsidiary, Kansas Speedway Corporation ("KSC"). Principal (mandatory redemption) payments per the Funding Commitment are payable by KSC on October 1 of each year. The semi-annual interest component of the Funding Commitment is payable on April 1 and October 1 of each year. KSC granted a mortgage and security interest in the Kansas project for its Funding Commitment obligation. The bond financing documents contain various restrictive covenants. The Company has agreed to guarantee KSC's Funding Commitment until certain financial conditions have been met.

The Company has a $300 million revolving credit facility ("Credit Facility"), which is scheduled to mature in September 2008 and accrues interest at LIBOR plus 62.5 - 150 basis points, based on the Company's highest debt rating as determined by specified rating agencies. At February 29, 2004, the Company did not have any borrowings outstanding under the Credit Facility. The Credit Facility contains various restrictive covenants.

The Company's Miami subsidiary has a $7 million term loan ("Term Loan"), which is guaranteed by the Company and has the same restrictive covenants as the Credit Facility. The final payment under the Term Loan is payable on December 31, 2004. The Company's Miami subsidiary has an interest rate swap agreement that effectively fixes the floating rate on the outstanding balance under the Term Loan at 5.6% plus 50 -100 basis points, based on certain consolidated financial criteria of the Company, for the remainder of the loan period.

Total interest incurred by the Company was approximately $5.9 million and $5.5 million for the three months ended February 28, 2003 and February 29, 2004, respectively. Total interest capitalized for the three months ended February 28, 2003 and February 29, 2004, was approximately $92,000 and $279,000, respectively.

Financing costs of approximately $6.4 million, net of accumulated amortization, have been deferred and are included in other assets at February 29, 2004. These costs are being amortized on an effective yield method over the life of the related financing.

6. Related Party Disclosures and Transactions

All of the racing events that take place during the Company's fiscal year are sanctioned by various racing organizations such as the American Historic Racing Motorcycle Association ("AHRMA"), the American Motorcyclist Association ("AMA"), the Automobile Racing Club of America ("ARCA"), the Championship Cup Series ("CCS"), the Federation Internationale de l'Automobile ("FIA"), the Federation Internationale Motocycliste ("FIM"), the Grand American Road Racing Association ("Grand American"), Historic Sportscar Racing ("HSR"), the International Race of Champions ("IROC"), the Indy Racing League ("IRL"), the National Association for Stock Car Auto Racing, Inc. ("NASCAR"), the Sports Car Club of America ("SCCA"), the Sportscar Vintage Racing Association ("SVRA"), the United States Auto Club ("USAC"), and the World Karting Association ("WKA"). NASCAR, which sanctions some of the Company's principal racing events, is a member of the France Family Group, which controls approximately 60% of the combined voting power of the outstanding stock of the Company, and some members of which serve as directors and officers. Standard NASCAR sanction agreements require racetrack operators to pay sanction fees and prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by NASCAR to participants in the events. Prize and point fund monies paid by the Company to NASCAR from continuing operations for disbursement to competitors, which are exclusive of NASCAR sanction fees, totaled approximately $18.6 million and $20.8 million for the three months ended February 28, 2003 and February 29, 2004, respectively. Prize and point fund monies paid by the Company to NASCAR for disbursement to competitors for events at North Carolina Speedway ("North Carolina") included in discontinued operations totaled approximately $4.9 million and $5.5 million for the three months ended February 28, 2003 and February 29, 2004, respectively.

NASCAR contracts directly with certain network providers for television rights to the entire NASCAR NEXTEL Cup (NASCAR Winston Cup prior to 2004) and NASCAR Busch series schedules. Event promoters share in the television rights fees in accordance with the provision of the sanction agreement for each NASCAR NEXTEL Cup and NASCAR Busch series event. Under the terms of this arrangement, NASCAR retains 10% of the gross broadcast rights fees allocated to each NASCAR NEXTEL Cup or NASCAR Busch series event as a component of its sanction fees and remits the remaining 90% to the event promoter. The event promoter pays 25% of the gross broadcast rights fees allocated to the event as part of the previously discussed prize money paid to NASCAR for disbursement to competitors. The Company's television broadcast and ancillary rights fees from continuing operations received from NASCAR for the NASCAR NEXTEL Cup and NASCAR Busch series events conducted at its wholly-owned facilities were approximately $32.8 million and $40.0 million for the three months ended February 28, 2003 and February 29, 2004, respectively. Television broadcast and ancillary rights fees received from NASCAR for the NASCAR NEXTEL Cup and NASCAR Busch series events held at North Carolina and included in discontinued operations totaled approximately $7.2 million and $8.8 million for the three months ended February 28, 2003 and February 29, 2004, respectively.

7. Commitments and Contingencies

In October 2002, the Unified Government issued subordinate sales tax special obligation revenue bonds ("2002 STAR Bonds") totaling approximately $6.3 million to reimburse the Company for certain construction already completed on the second phase of the Kansas Speedway project and to fund certain additional construction. The 2002 STAR Bonds, which require annual debt service payments and are due December 1, 2022, will be retired with state and local taxes generated within the speedway's boundaries and are not the Company's obligation. KSC has agreed to guarantee the payment of principal, any required premium and interest on the 2002 STAR Bonds. At February 29, 2004, the Unified Government had $5.8 million outstanding on 2002 STAR Bonds. Under a keepwell agreement, the Company has agreed to provide financial assistance to KSC, if necessary, to support KSC's guarantee of the 2002 STAR Bonds.

The Company is a member of Motorsports Alliance, LLC ("Motorsports Alliance") (owned 50% by the Company and 50% by Indianapolis Motor Speedway LLC) which owns 75% of Raceway Associates, LLC ("Raceway Associates"). Raceway Associates owns and operates Chicagoland Speedway and Route 66 Raceway. Raceway Associates has a term loan arrangement, which requires quarterly principal and interest payments and matures November 15, 2012, and a $15 million secured revolving credit facility, which matures September 15, 2005. At February 29, 2004, Raceway Associates had approximately $41.6 million outstanding under its term loan and no borrowings outstanding under its credit facility. Under a keepwell agreement, the members of Motorsports Alliance have agreed to provide financial assistance to Raceway Associates, if necessary, on a pro rata basis to support its performance under its term loan and credit facility.

In connection with the Company's automobile and workers' compensation insurance coverages and certain construction contracts, the Company has standby letter of credit agreements in favor of third parties. The letters of credit, which expire on December 15, 2004, increase to a maximum of approximately $2.3 million and are automatically renewed on an annual basis. At February 29, 2004, there are no amounts drawn on the standby letters of credit.

The Internal Revenue Service (the "Service") is currently performing a periodic examination of the Company's federal income tax returns for the years ended November 30, 1999, 2000, 2001 and 2002 and is examining the tax depreciation treatment for a significant portion of its motorsports entertainment facility assets. In accordance with SFAS No. 109 "Accounting for Income Taxes" the Company has accrued a deferred tax liability based on the differences between its financial reporting and tax bases of such assets. The Company believes that its application of the federal income tax regulations in question, which have been applied consistently since being adopted in 1986 and have been subjected to previous Service audits, is appropriate, and intends to vigorously defend the merits of its position, if necessary. While an adverse resolution of these matters could result in a material negative impact on cash flow, the Company believes that it has provided adequate reserves in its consolidated financial statements as of February 29, 2004, and, as a result, does not expect that such an outcome would have a material adverse impact on results of operations. The Company believes that its existing cash, cash equivalents and short-term investments, combined with the cash provided by current operations and available borrowings under its Credit Facility will be sufficient to fund its: (i) operations and approved capital projects at existing facilities for the foreseeable future; (ii) payments required in connection with the funding of the Unified Government's debt service requirements related to the TIF bonds; (iii) payments related to its existing debt service commitments; (iv) any potential payments associated with its debt guarantees and keepwell agreements; (v) any adjustment that may ultimately occur as a result of the examination by the Service; and (vi) the fees and expenses incurred in connection with the current legal proceeding discussed in this Note.

The Company is from time to time a party to routine litigation incidental to its business. Management does not believe that the resolution of any or all of such litigation will have a material adverse effect on the Company's financial condition or results of operations.

In addition to such routine litigation incident to its business, the Company is a party to other legal proceedings described below.

Current Litigation

In February 2002 the Company was served in a proceeding filed in the United States District Court for the Eastern District of Texas. The complaint in the case has been amended twice and is presently styled Francis Ferko, and Russell Vaughn as Shareholders of Speedway Motorsports, Inc. vs. National Association of [sic] Stock Car Auto Racing, Inc., International Speedway Corporation, and Speedway Motorsports, Inc. The overall gist of the allegations contained in the complaint is that Texas Motor Speedway should have a second NASCAR Winston Cup Series date annually and that NASCAR should be required by the court to grant Texas Motor Speedway a second NASCAR Winston Cup Series date annually. The portion of the complaint that includes the Company alleges that it conspired with NASCAR and members of the France Family to "refuse to offer a new Winston Cup race date to any non-ISC owned track whenever ISC has desired to host an additional Winston Cup race." The complaint seeks unspecified monetary damages from the Company, which are claimed to have resulted to Speedway Motorsports from the alleged conspiracy as well as treble damages under the anti-trust laws. Fact and expert discovery is now complete pursuant to the current pretrial scheduling order. However, there are several motions currently pending before the Court, the resolution of which may have the effect of reopening discovery in the coming months to a limited extent in order to address the issues before the Court. In addition, the parties have agreed that each side may depose up to an additional three witnesses, not previously deposed, appearing on the opposing side's ultimate trial witness list. Therefore, there is the possibility of an additional six fact witness depositions occurring prior to trial. At this stage of the proceedings the plaintiffs seem to be seeking damages from the Company based upon Texas Motor Speedway and Las Vegas Motor Speedway not receiving additional annual NASCAR Winston Cup Series dates that went instead to facilities in which the Company has an ownership interest. Based upon the totality of the evidence adduced in support of the position of the plaintiffs during the discovery process when considered in light of the various rulings by the court on various pre-trial, discovery and procedural matters, the Company believes that the likelihood of a material adverse result is remote. The Company intends to continue to vigorously pursue the defense of the matter, although the Company is participating in court ordered mediation. The fees and expenses associated with the defense of this suit, which are expensed as incurred, are not covered by insurance and could adversely impact the Company's financial condition or results of operations and cash flows, even if the Company ultimately prevails. Further, the time devoted to this matter by management and possible impact of litigation uncertainty on business negotiations occurring prior to resolution of this matter could also adversely impact the Company's financial condition or results of operations and cash flows. Finally, even if the direct effect of the resolution of this case does not result in a material adverse impact on the Company, it is possible that the resolution of this case could result in industry-wide changes in the way race schedules are determined by sanctioning bodies, which could indirectly have a material adverse impact on the Company.

8. Segment Reporting

The following tables provide segment reporting of the Company for the three-month periods ended February 28, 2003 and February 29, 2004 (in thousands):

	Three Months Ended February 28, 2003

	Motorsports Event	All Other	Total

Revenues	$ 113,888	$ 9,094	$ 122,982
Depreciation and amortization	8,682	1,367	10,049
Operating income	42,876	2,106	44,982
Capital expenditures	9,845	2,300	12,145
Total assets	1,111,981	139,339	1,251,320
Equity investments	29,602	-	29,602

	Three Months Ended February 29, 2004

	Motorsports Event	All Other	Total

Revenues	$ 123,776	$ 10,197	$ 133,973
Depreciation and amortization	9,631	1,358	10,989
Operating income	43,686	2,914	46,600
Capital expenditures	10,315	11,862	22,177
Total assets	1,196,141	199,239	1,395,380
Equity investments	32,024	-	32,024

Intersegment revenues were approximately $3.1 million and $3.3 million for the three months ended February 28, 2003 and February 29, 2004, respectively.

9. Condensed Consolidating Financial Statements

In connection with the Senior Notes, the Company is required to provide condensed consolidating financial information for its subsidiary guarantors. All of the Company's subsidiaries have, jointly and severally, fully and unconditionally guaranteed, to each holder of Senior Notes and the trustee under the Indenture for the Senior Notes, the full and prompt performance of the Company's obligations under the indenture and the Senior Notes, including the payment of principal (or premium, if any, on) and interest on the Senior Notes, on an equal and ratable basis.

The subsidiary guarantees are unsecured obligations of each subsidiary guarantor and rank equally in right of payment with all senior indebtedness of that subsidiary guarantor and senior in right of payment to all subordinated indebtedness of that subsidiary guarantor. The subsidiary guarantees are effectively subordinated to any secured indebtedness of the subsidiary guarantor with respect to the assets securing the indebtedness.

In the absence of both default and notice, there are no restrictions imposed by the Company's Credit Facility, Senior Notes, or guarantees on the Company's ability to obtain funds from its subsidiaries by dividend or loan. The Company has not presented separate financial statements for each of the guarantors, because it has deemed that such financial statements would not provide the investors with any material additional information.

Included in the tables below, are condensed consolidating balance sheets as of November 30, 2003 and February 29, 2004, and the condensed consolidating statements of operations and cash flows for the three-month periods ended February 28, 2003 and February 29, 2004, of: (a) the Parent; (b) the guarantor subsidiaries; (c) elimination entries necessary to consolidate Parent with guarantor subsidiaries; and (d) the Company on a consolidated basis (in thousands).

	Condensed Consolidating Balance Sheet at November 30, 2003

	Parent Company	Combined Guarantor Subsidiaries	Eliminations	Consolidated

Current assets	$ 16,105	$ 264,396	$ (8,757)	$ 271,744
Property and equipment, net	126,965	757,658	-	884,623
Advances to and investments in subsidiaries	1,450,303	425,580	(1,875,883)	-
Other assets	14,388	133,037	-	147,425

Total Assets	$ 1,607,761	$ 1,580,671	$ (1,884,640)	$ 1,303,792

Current liabilities	$ 235,547	$ 149,373	$ (8,415)	$ 376,505
Long-term debt	425,573	(3,757)	(346,648)	75,168
Deferred income taxes	45,479	67,935	-	113,414
Other liabilities	13	12,227	-	12,240
Total shareholders' equity	901,149	1,354,893	(1,529,577)	726,465

Total Liabilities and Shareholders' Equity	$ 1,607,761	$ 1,580,671	$ (1,884,640)	$ 1,303,792

	Condensed Consolidating Balance Sheet at February 29, 2004

	Parent Company	Combined Guarantor Subsidiaries	Eliminations	Consolidated

Current assets	$ 25,605	$ 347,615	$ (18,845)	$ 354,375
Property and equipment, net	127,215	768,103	-	895,318
Advances to and investments in subsidiaries	1,456,858	426,648	(1,883,506)	-
Other assets	14,422	131,265	-	145,687

Total Assets	$ 1,624,100	$ 1,673,631	$ (1,902,351)	$ 1,395,380

Current liabilities	$ 257,339	$ 198,449	$ (18,845)	$ 436,943
Long-term debt	426,648	(4,205)	(354,255)	68,188
Deferred income taxes	54,698	68,366	-	123,064
Other liabilities	13	12,435	-	12,448
Total shareholders' equity	885,402	1,398,586	(1,529,251)	754,737

Total Liabilities and Shareholders' Equity	$ 1,624,100	$ 1,673,631	$ (1,902,351)	$ 1,395,380

	Condensed Consolidating Statement of Operations For The Three Months Ended February 28, 2003

	Parent Company	Combined Guarantor Subsidiaries	Eliminations	Consolidated

Total revenues	$ 505	$ 150,452	$ (31,082)	$ 119,875
Total expenses	7,998	97,977	(31,082)	74,893
Operating (loss) income	(7,493)	52,475	-	44,982
Interest and other (expense) income, net	(405)	466	(7,330)	(7,269)
Net (loss) income	(16,201)	48,895	(7,330)	25,364

	Condensed Consolidating Statement of Operations For The Three Months Ended February 29, 2004

	Parent Company	Combined Guarantor Subsidiaries	Eliminations	Consolidated

Total revenues	$ 547	$ 171,135	$ (41,044)	$ 130,638
Total expenses	8,103	116,979	(41,044)	84,038
Operating (loss) income	(7,556)	54,156	-	46,600
Interest and other income (expense), net	1,746	202	(8,450)	(6,502)
Net (loss) income	(16,150)	52,393	(8,450)	27,793

	Condensed Consolidating Statement of Cash Flows For The Three Months Ended February 28, 2003

	Parent Company	Combined Guarantor Subsidiaries	Eliminations	Consolidated

Net cash provided by operating activities	$ 2,414	$ 59,584	$ (8,743)	$ 53,255
Net cash provided by (used in) investing activities	11,747	(28,766)	8,743	(8,276)
Net cash used in financing activities	-	(5,500)	-	(5,500)

	Condensed Consolidating Statement of Cash Flows For The Three Months Ended February 29, 2004

	Parent Company	Combined Guarantor Subsidiaries	Eliminations	Consolidated

Net cash provided by operating activities	$ 6,515	$ 57,836	$ (8,792)	$ 55,559
Net cash used in investing activities	(6,605)	(24,692)	8,792	(22,505)
Net cash provided by (used in) financing activities	544	(6,500)	-	(5,956)

10. Discontinued Operations

Through the Company's participation in court ordered mediation related to the Ferko/Vaughn litigation (NOTE 7) the terms of a settlement agreement ("Settlement Agreement") were reached in April 2004. Upon the satisfaction of certain preconditions to the Settlement Agreement becoming effective it was filed with the court in May 2004. Pursuant to the terms of the Settlement Agreement, the Company's North Carolina Speedway, Inc. subsidiary sold North Carolina's tangible and intangible assets and operations to a subsidiary of SMI for $100.4 million. The sale of North Carolina's assets closed on July 1, 2004. The Settlement Agreement which was approved by the Court on July 1, 2004, releases ISC and NASCAR from all claims related to the litigation. The released claims include, but are not limited to, allegations or assertions with respect to the awarding and/or sanctioning of races, the effect of the common control of NASCAR and ISC residing in the France Family Group, and the market power either individually or jointly of NASCAR and ISC.

The operations of North Carolina were included in the Motorsports Event segment. In accordance with SFAS No. 144, "Accounting for the Impairment of Disposal of Long-Lived Assets", the results of operations of North Carolina are presented as discontinued operations. During the three months ended February 28, 2003 and February 29, 2004, total revenues recognized by North Carolina were approximately $11.1 million and $13.5 million, respectively, and pre-tax income was approximately $3.9 million and $5.7 million, respectively. North Carolina's assets held for sale included in property and equipment, net of accumulated depreciation, at November 30, 2003 and February 29, 2004, totaled approximately $31.1 million and $30.6 million, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL SPEEDWAY CORPORATION (Registrant)
Date:	8/10/2004	/s/ Glenn R. Padgett
Glenn R. Padgett, Vice President & Chief Counsel - Operations